Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOUTH PLAINS FINANCIAL, INC.,

SPFI MERGER SUB, INC.,

CITY BANK

AND

WEST TEXAS STATE BANK

Dated as of July 25, 2019

i

EXHIBITS

A	-	Form of Voting Agreement
B	-	Form of Director Support Agreement
C	-	Form of Director/Officer Release
D	-	Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2019 (the “Execution Date”), is by and among South Plains Financial, Inc., a Texas corporation and registered bank holding company (“SPFI”), SPFI Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of SPFI (“Merger Sub”), City Bank, a Texas banking association and a wholly-owned subsidiary of SPFI (“City Bank”), and West Texas State Bank, a Texas banking association (“WTSB”).

RECITALS

WHEREAS, SPFI desires to acquire for cash all of the issued and outstanding common shares, par value $5.00 per share, of WTSB (the “WTSB Stock”) and any rights to acquire WTSB Stock through the merger of Merger Sub with and into WTSB, with WTSB surviving as a wholly-owned subsidiary of SPFI (the “Merger”), followed by a merger of WTSB with and into City Bank, with City Bank surviving (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to SPFI’s willingness to enter into this Agreement, (i) certain executive officers and each director of WTSB, who are Shareholders, all of whom are listed on Schedule 1, have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which each such individual has agreed, among other things, to vote the WTSB Stock held by such individual in favor of the Merger and the Bank Merger, subject to the terms of the Voting Agreement; (ii) each of the non-employee directors of WTSB has entered into a Director Support Agreement in the form attached hereto as Exhibit B (collectively, the “Director Support Agreements”); and (iii) certain employees of WTSB have entered into  (x) Offer Letters with City Bank (the “Offer Letters”) and (y) Non-Competition, Non-Solicitation and Confidentiality Agreements with SPFI (the “Restrictive Covenants Agreements”), which, in each case, shall be and remain in full force and effect as of the Closing Date;

WHEREAS, the board of directors of WTSB (the “WTSB Board”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of WTSB’s shareholders (the “Shareholders”), and has approved this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of SPFI, City Bank and Merger Sub have unanimously determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
ACQUISITION OF WTSB

Section 1.01        Merger and Bank Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02(b)), Merger Sub shall merge with and into WTSB, with WTSB surviving as a wholly-owned subsidiary of SPFI, pursuant to the provisions of Section 32.301 of the Texas Finance Code (the “TFC”) and Chapter 10 of the Texas Business Organizations Code (the “TBOC”).  Immediately following the Merger, or at such later time as SPFI may determine, WTSB shall merge with and into City Bank, with City Bank as the surviving banking association (the “Surviving Bank”), pursuant to the provisions of Section 32.301 of the TFC and Chapter 10 of the TBOC.  Upon completion of the Bank Merger, the separate corporate existence of WTSB will cease.

Section 1.02        The Closing; Effective Time.

(a)         The Merger shall be consummated on a date (the “Closing Date”) which shall be no more than thirty (30) calendar days after all necessary regulatory, corporate and other approvals have been received, and all associated mandatory waiting periods have expired (the “Required Approvals”), or such other date as may be mutually agreeable to SPFI and WTSB.  On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article IX and Article X have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement.  If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.  The Closing shall take place at 10:00 a.m., local time at the offices of Hunton Andrews Kurth LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, on the Closing Date, or at such other time and place to which SPFI and WTSB may mutually agree.

(b)        The “Effective Time” means a time mutually agreed to by the parties on the effective date of the Merger specified in a certificate of merger to be filed with the Texas Department of Banking (the “TDB”) and the Secretary of State of the State of Texas (the “TXSOS”).  The “Bank Merger Effective Time” means a time mutually agreed to by the parties on the effective date of the Bank Merger specified in a certificate of merger to be filed with the TDB.

Section 1.03        Effects of the Merger.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, the corporate existence of Merger Sub shall be continued in WTSB, and WTSB shall be deemed to be a continuation in entity and identity of Merger Sub.  The Merger shall have all other effects set forth in Section 32.301 of the TFC and Chapter 10 of the TBOC.

(b)          At the Bank Merger Effective Time, the corporate existence of WTSB shall be continued in the Surviving Bank, and the Surviving Bank shall be deemed to be a continuation in entity and identity of WTSB.  All rights, franchises and interests of WTSB in and to any type of property and choses in action shall be transferred to and vested in the Surviving Bank by virtue of such Bank Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon.  The Bank Merger shall have all other effects set forth in Section 32.301 of the TFC and Chapter 10 of the TBOC.

Section 1.04        Certificate of Formation and Bylaws.  At the Effective Time, the Articles of Association and bylaws of WTSB, as in effect immediately before the Effective Time, shall continue in effect as the Articles of Association and bylaws of WTSB until thereafter changed or amended as provided by applicable Law. At the Bank Merger Effective Time, the Certificate of Formation and bylaws of City Bank, as in effect immediately before the Bank Merger Effective Time, shall continue in effect as the Certificate of Formation and bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable Law.

Section 1.05        Directors and Officers.  The directors and officers, respectively, of Merger Sub immediately prior to the Effective Time shall be the directors and officers of WTSB as of the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and bylaws of WTSB or as otherwise provided by applicable Law. The directors and officers, respectively, of City Bank at the Bank Merger Effective Time shall be the directors and officers of the Surviving Bank and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and bylaws of the Surviving Bank or as otherwise provided by applicable Law.

Section 1.06       Bank Merger Agreement.  Immediately following the Merger, or at such later time as SPFI may determine in its sole discretion, SPFI will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit D (the “Bank Merger Agreement”).  In furtherance of the foregoing, SPFI, City Bank and WTSB shall execute and cause to be filed, where applicable, the Bank Merger Agreement, applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II
MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.01         Effect on Capital Stock.  At the Effective Time by virtue of the Merger and without any further action on the part of SPFI, Merger Sub, WTSB or any holder of any of the following securities:

(a)          No Effect on SPFI Common Stock.  Each share of common stock, par value $1.00 per share, of SPFI issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)         Effect on Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of WTSB.

(c)         Conversion of WTSB Stock.  At the Effective Time, each share of WTSB Stock outstanding immediately before the Effective Time (other than shares of WTSB Stock that are (1) held by a Dissenting Shareholder (as defined below), or (2) Treasury Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and converted into and represent the right to receive from SPFI an amount of cash equal to the quotient of (i) $76,100,000.00, subject to adjustment as set forth in Section 3.01 (the “Merger Consideration”), divided by (ii) the total number of shares of WTSB Stock issued and outstanding as of the Effective Time (the “Per Share Merger Consideration”).  At the Effective Time, all shares of WTSB Stock that have been converted in the Merger shall no longer be outstanding, shall be cancelled automatically and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such shares of WTSB Stock (each, a “Certificate”, and collectively, the “Certificates”), shall cease to have any rights with respect to those shares of WTSB Stock, other than the right to receive from the SPFI following the Effective Time the Per Share Merger Consideration, without interest thereon, for each share of WTSB Stock represented by the Certificate pursuant to this Section 2.01(c) and in accordance with procedures set forth in Section 3.02.

(d)        Cancellation of Treasury Shares. Notwithstanding anything in this Agreement to the contrary, each share of WTSB Stock held in the treasury of WTSB and each share of WTSB Stock owned by any direct or indirect wholly-owned Subsidiary of WTSB immediately prior to the Effective Time (collectively, “Treasury Shares”) (other than (i) shares of WTSB Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of WTSB Stock held in respect of a debt previously contracted), shall be automatically cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(e)         Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, shares of WTSB Stock that are held by Shareholders (each, a “Dissenting Shareholder”) who have complied with the terms and provisions of Subchapter H, Chapter 10, Title 1 of the TBOC shall be entitled to those rights and remedies set forth in Subchapter H, Chapter 10, Title 1 of the TBOC; provided, however, that if a Shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H, Chapter 10, Title 1 of the TBOC, each share of WTSB Stock held by such Shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 2.01(c).  WTSB shall give SPFI prompt notice upon receipt by WTSB of any demands for payment of the value of such shares of WTSB Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and SPFI shall have the right to direct all negotiations and proceedings with respect to any such demands.  WTSB shall not, except with the prior written consent of SPFI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable Law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by the SPFI.

Section 2.02        Anti-Dilution Provisions.  If, between the Execution Date and the Effective Time, WTSB should change the number or class of its outstanding shares by reason of a stock split, reverse stock split, reclassification, recapitalization, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Merger Consideration and any dependent items shall be adjusted accordingly and proportionately.

Section 2.03        Change of Method.  WTSB and SPFI shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method effecting or structure of the acquisition of WTSB by SPFI (including the provisions of this Article II), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Per Share Merger Consideration except as contemplated by this Agreement, or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 13.18.

ARTICLE III
DETERMINATION OF MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 3.01        Adjustments to the Merger Consideration.

(a)         Adjustment Based on Minimum Equity Capital.  If Adjusted Tangible Equity (as defined below) as of the last calendar day of the month immediately prior to the Closing Date (such date the “Calculation Date”) is less than $50,000,000.00 (the “Minimum Equity Capital”), the Merger Consideration will be reduced dollar-for-dollar by the amount of the shortfall.

(b)         For purposes of this Agreement:

(i)          “Adjusted Tangible Equity” means Shareholders’ equity less goodwill, core deposit intangibles and other intangible assets as such components are determined pursuant to generally accepted accounting principles in the United States (“GAAP”) minus all Transaction Expenses through the Closing Date to the extent not paid or accrued by WTSB or otherwise accounted for in the calculation of Adjusted Tangible Equity, whether or not required under GAAP.  For the avoidance of doubt, Adjusted Tangible Equity includes unrealized gains or losses in all securities, including municipal bonds, owned by WTSB (the “Securities Portfolio”).  For purposes of these calculations, deferred Tax assets and deferred Tax liabilities shall not be included in the determination of Adjusted Tangible Equity.

(ii)          “Transaction Expenses” means all of the costs and expenses of WTSB incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, whether payable before or after Closing, including without limitation: (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (B) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (C) the premium or additional cost or expense incurred to purchase the Tail Policies pursuant to Section 6.16; (D) any amount required to be added to WTSB’s ALLL pursuant to Section 6.18; (E) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 6.17), including but not limited to the termination of any data processing contracts; (F) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between WTSB and any other Person (including the Retention Agreements with the individuals listed on Schedule 10.10(f) of the Disclosure Schedules), including the termination of such agreements; (G) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (H) fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor under Section 3.01(c)(iv), if applicable; (I) any Taxes incurred by or imposed on WTSB as a result of the Merger (other than Transfer Taxes, as per Section 8.01(a)); (J) the accrual, in a manner consistent with past practice, of the amount of any Taxes of WTSB related to a Pre-Closing Tax Period and all fees, expenses and costs related to the preparation and filing of all Tax Returns of WTSB for all Pre-Closing Tax Periods that are required to be filed pursuant to Section 8.01(c); (K) to the extent not already reflected in the calculation of Adjusted Tangible Equity, the amount of the dividend provided for in Section 6.06(d); and (L) such other amounts as are agreed upon by WTSB and SPFI.

(c)          Delivery of Preliminary Closing Statement and Final Closing Statement.

(i)           As of the date of this Agreement, WTSB has provided SPFI with a projection of Adjusted Tangible Equity (the “Preliminary Closing Statement”), which is derived from the WTSB Financial Statements described in Section 4.06(a).

(ii)         Not later than five (5) Business Days prior to the anticipated Closing Date, WTSB shall prepare in good faith and deliver to SPFI an updated Preliminary Closing Statement as of the Calculation Date (such statement, the “Final Closing Statement”).  Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement.  The Adjusted Tangible Equity set forth in the Final Closing Statement is referred to as the “Final Adjusted Tangible Equity”.

(iii)        Subject to applicable Law, SPFI shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by WTSB or its accountants in connection with WTSB’s preparation of the Preliminary Closing Statement and the Final Closing Statement, as well as to executive, finance and accounting personnel of WTSB and any other information which SPFI may reasonably request in connection with its review of the Preliminary Closing Statement and the Final Closing Statement; provided, however, that WTSB shall not be required to provide SPFI access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine.  The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(iv)         In the event SPFI disputes the Final Closing Statement (including the Final Adjusted Tangible Equity), SPFI shall, within three (3) Business Days following the delivery of the Final Closing Statement, give WTSB written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which SPFI disagrees and, based on the information at its disposal, specifying SPFI’s good faith proposed calculation of Final Adjusted Tangible Equity.  If SPFI does not timely deliver an Objection Notice within such three (3) Business Day period, the Final Adjusted Tangible Equity set forth in the Final Closing Statement delivered by WTSB shall be, absent fraud, final and binding on all the parties.

(v)         If SPFI timely delivers an Objection Notice, then Closing shall be delayed and SPFI and WTSB shall cooperate in good faith to resolve such dispute.  If SPFI and WTSB cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), SPFI and WTSB shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes.  The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by WTSB and SPFI with respect to such disputed item, as the case may be.  Upon reaching its determination of the Final Adjusted Tangible Equity, the Neutral Auditor shall deliver a copy of its calculation of the Final Adjusted Tangible Equity to SPFI and WTSB.  The determination of the Neutral Auditor shall be made within twenty (20) calendar days after its engagement (which engagement shall be made no later than five (5) calendar days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties.  No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Adjusted Tangible Equity.  Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by SPFI, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses.  For the avoidance of doubt, the dispute resolution process contemplated by Section 3.01(c)(iii) and Section 3.01(c)(iv) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted Tangible Equity as of the Calculation Date, regardless of the date on which the Neutral Auditor delivers its calculation; provided, however, that if the dispute resolution process by this Section 3.01(c)(iv) delays the Closing Date by more than fifteen (15) Business Days and the Neutral Auditor determines that the calculation of Final Book Value originally made by WTSB was correct, then any increase or decrease in the Adjusted Tangible Equity of WTSB after the Calculation Date shall be determined by the Neutral Auditor (as of the date of its determination), and any such increase, but not any such decrease, in the Adjusted Tangible Equity of WTSB shall be included in the calculation of the Final Adjusted Tangible Equity.  If the Closing Date is delayed by the dispute resolution process, the Closing Date shall be rescheduled and held on a date mutually acceptable to SPFI and WTSB within three (3) Business Days after the Final Adjusted Tangible Equity is finally determined pursuant to the dispute resolution process.

Section 3.02         Escrow; Exchange Procedures; Surrender of Certificates.

(a)          City Bank will act as payment agent in the Merger (the “Paying Agent”).  On or before the Closing Date, SPFI will deposit, or will cause to be deposited, with the Paying Agent, sufficient funds to pay the Merger Consideration as contemplated hereby.

(b)         At least twenty (20) calendar days before the Effective Time (unless SPFI and WTSB mutually agree to a later date), the Paying Agent will mail to each Shareholder as of that date a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the WTSB Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”).  The form and substance of the Transmittal Materials are to be acceptable to SPFI and WTSB before they are mailed to the Shareholders.

(i)          After the later of the Effective Time or five (5) Business Days after surrender of a Certificate to the Paying Agent, together with properly completed and executed Transmittal Materials, the Paying Agent will pay to the Shareholders the Per Share Merger Consideration multiplied by the number of shares of WTSB Stock represented by such Certificate, and the Certificate so surrendered will be canceled.  The Paying Agent will pay the Per Share Merger Consideration on the date on which the Effective Time occurs to any Shareholder from whom properly completed and executed Transmittal Materials are received at least five (5) Business Days before the Effective Time.  Any Shareholder may elect to have the amounts to be paid hereunder paid by means of a check or multiple checks, or by deposit for immediate credit into the Shareholder’s account or accounts at WTSB.  After the Effective Time and until so surrendered, each Certificate will be deemed for all purposes, subject only to the dissenters’ rights provisions under Subchapter H of Chapter 10 of Title 1 of the TBOC, to evidence solely the right to receive, without interest, the Per Share Merger Consideration from SPFI as described in Section 2.01(c).

(ii)          The Shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Paying Agent of properly completed Transmittal Materials.

(c)         In the event of a transfer of ownership of a Certificate representing shares of WTSB Stock that is not registered in the stock transfer records of WTSB, the Per Share Merger Consideration will be delivered pursuant to Section 3.02(b) in exchange therefor to a Person other than the Person in whose name the WTSB Stock so surrendered is registered if (i) the Certificate formerly representing such WTSB Stock is properly endorsed, (ii) the Certificate, or otherwise, is in proper form for transfer and (iii) the Person requesting such payment or issuance pays any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Shareholder or establishes to the satisfaction of SPFI that the Tax has been paid or is not applicable.

(d)        Any portion of the Merger Consideration that remains unclaimed by the Shareholders as of the first anniversary of the Effective Time will be provided to SPFI; provided, that to the extent at any time prior to such first anniversary any portion of the Merger Consideration that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws, the Paying Agent will first notify SPFI and, at SPFI’s option, such portion will instead be provided to SPFI.  Any former Shareholders who have not theretofore complied with this Section 3.02 will thereafter look only to SPFI with respect to the Per Share Merger Consideration, without any interest thereon.  None of SPFI, City Bank, WTSB, the Paying Agent or any other Person will be liable to any former holder of shares of WTSB Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)         If any Certificate has been lost, stolen or destroyed, upon the delivery of an affidavit of lost certificate and indemnification agreement in a form reasonably acceptable to SPFI by the Shareholder and, if required by SPFI in its sole discretion, the posting by such Shareholder of a surety bond in such amount as SPFI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to that Certificate, the Paying Agent will pay the Per Share Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(f)        Notwithstanding any other provision in this Agreement to the contrary, SPFI, City Bank and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Shareholder (including with respect to any Dissenting Shareholder) or otherwise pursuant to this Agreement such amounts as SPFI, City Bank or the Paying Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  SPFI, City Bank or the Paying Agent, as the case may be, shall provide the Person in respect of which such payment is being made with written notice of any such intended withholding at least five (5) Business Days before the making of such payment, and SPFI, City Bank or the Paying Agent, as the case may be, shall cooperate in good faith with such Person to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by SPFI, City Bank or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WTSB

Except as disclosed in the disclosure schedules delivered by WTSB to SPFI concurrently herewith (the “Disclosure Schedules”), WTSB hereby represents and warrants to SPFI and City Bank as follows:

Section 4.01        Organization; Ownership.

(a)         WTSB is a Texas banking association, duly organized, validly existing and in good standing under all Laws of the State of Texas.  WTSB has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to WTSB.  True and complete copies of the Articles of Association and bylaws of WTSB, as amended to date, have been made available to SPFI.  WTSB is an insured bank as defined in the Federal Deposit Insurance Act (the “FDIA”).

(b)         WTSB has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by WTSB has not been conducted through any direct or indirect Subsidiary or Affiliate of WTSB.

Section 4.02        Dissolution/Merger Out of West Texas Bancshares, Inc.  West Texas Bancshares, Inc., the former bank holding company of WTSB (“WTSB Parent”), was a validly electing S Corporation (within the meaning of Sections 1361 and 1362 of the Code) at all times during its existence.  WTSB Parent was merged into WTSB, with WTSB as the surviving entity, in a transaction that qualified as a reorganization within the meaning of Section 368(a)(1)(F) of the Code effective on the S Election Date (as defined in Section 4.14(j)).  At all times prior to the S Election Date, WTSB was a valid qualified Subchapter S subsidiary (within the meaning of Section 1361(b)(3) of the Code) of WTSB Parent.

Section 4.03        Capitalization.  The authorized capital stock of WTSB consists of 200,000 shares of WTSB Stock, par value $5.00 per share, of which 134,280 shares are issued and outstanding as of the Execution Date.  Except for these issued and outstanding shares of WTSB Stock and except as set forth on Schedule 4.03, there are no other (a) outstanding equity securities of any kind or character, or (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, WTSB to purchase or otherwise acquire any security of or equity interest in WTSB, obligating WTSB to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class.  There are no outstanding contractual obligations of WTSB to vote or dispose of any shares of WTSB Stock.  Except for those certain Stock Restriction Agreements, dated as of or about June 30, 2014, by and among WTSB and the Shareholders, to the Knowledge of WTSB, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of WTSB Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on WTSB Stock, including any restriction on the right of a holder of shares of WTSB Stock to vote, sell or otherwise dispose of any WTSB Stock.  All of the outstanding shares of WTSB Stock have been duly authorized, validly issued and fully paid and nonassessable, and no securities of WTSB have been issued in violation of the preemptive rights of any Person.  The shares of WTSB Stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws.  There are no restrictions applicable to the payment of dividends on the shares of WTSB Stock except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

Section 4.04        Execution and Delivery.

(a)         WTSB has full corporate power and authority to execute and deliver this Agreement and the other agreements to which WTSB is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby, subject to the conditions set forth in this Agreement.  The execution and delivery of this Agreement and the other agreements to which WTSB is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the WTSB Board and the WTSB Board has declared them advisable, and has directed that the Agreement be submitted to the Shareholders for the purpose of acting on this Agreement.  Other than approval by the holders of at least two-thirds (2/3rds) of the issued and outstanding shares of WTSB Stock (the “Requisite WTSB Vote”), no other corporate proceedings or approvals are necessary or required on the part of WTSB to approve this Agreement or the other agreements to which WTSB is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.

(b)         This Agreement and the other agreements and documents contemplated hereby to which WTSB is a party have been or at Closing will be duly executed by WTSB and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of WTSB, enforceable against WTSB in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a Proceeding at Law or in equity) (the “Bankruptcy Exception”).

Section 4.05         Compliance with Laws, Permits and Instruments.

(a)          WTSB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Articles of Association or the bylaws of WTSB, as applicable, or (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to WTSB or its assets, operations, properties or business.

(b)          WTSB has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation (the “FDIC”), the TDB or any other Governmental Authority having supervisory jurisdiction over WTSB, except where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects.  Except for normal examinations conducted by bank Regulatory Agencies in the Ordinary Course of Business, no Governmental Authority has initiated any Proceeding or, to WTSB’s Knowledge, investigation into the business or operations of WTSB.  Except as disclosed on Schedule 4.05 of the Disclosure Schedules, there are no material unresolved violations, criticisms or exceptions by any bank Regulatory Agency with respect to any report relating to any examinations of WTSB.  As of the Execution Date, WTSB is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)(1)).

(c)        None of WTSB, or to WTSB’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of WTSB has, directly or indirectly, (i) used any funds of WTSB for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of WTSB, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of WTSB, (v) made any fraudulent entry on the books or records of WTSB, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for WTSB, to pay for favorable treatment for business secured or to pay for special concessions already obtained for WTSB, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 4.06        Financial Statements; Call Reports.

(a)         WTSB has made available to SPFI copies of the audited financial statements of WTSB as of and for the years ended December 31, 2018, 2017 and 2016 (the “WTSB Audited Statements”) and the unaudited financial statements of WTSB as of March 31, 2019 (the “WTSB Interim Statements”, and together with the WTSB Audited Financial Statements the “WTSB Financial Statements”).  The WTSB Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of WTSB at the dates and for the periods indicated therein and, subject, in the case of the WTSB Interim Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(b)         WTSB has made available to SPFI true and complete copies of the Reports of Condition and Income for WTSB filed during 2018, 2017 and 2016 and any Reports of Condition and Income for WTSB filed during 2019 prior to the Execution Date (collectively, the “WTSB Call Reports”).  Each of the WTSB Call Reports fairly presents, in all material respects, the financial position of WTSB and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of WTSB Call Reports as promulgated by applicable Governmental Authorities.

(c)         The ALLL shown in the WTSB Financial Statements and the WTSB Call Reports was, and the ALLL to be shown on any financial statements of WTSB or the WTSB Call Reports as of any date subsequent to Execution Date will be calculated in accordance with GAAP and/or regulatory accounting principles (“RAP”) (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of WTSB’s management, such ALLL is, as of the dates of such financial statements and/or call reports, adequate to absorb all reasonably anticipated losses in the Loan portfolio of WTSB, and recourse obligations in respect of Loans sold by WTSB in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the Knowledge of WTSB which would cause it to modify in any material way the amount of the ALLL contained in the WTSB Financial Statements or the WTSB Call Reports.

Section 4.07        Litigation.  WTSB is not a party to any, and there are no pending or, to the Knowledge of WTSB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WTSB (each, a “Proceeding” and, collectively, “Proceedings”).  There are no pending or, to the Knowledge of WTSB, threatened Proceedings which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to WTSB, nor, to the Knowledge of WTSB, is there any reasonable basis for any Proceeding against WTSB that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to WTSB.  There is no injunction, order, judgment or decree in effect with respect to WTSB or any of its assets or Properties.

Section 4.08        Governmental Consents and Approvals.  Except for any notices to and approvals from the FDIC and TDB, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of WTSB in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by WTSB of the transactions contemplated hereby or thereby.

Section 4.09       No Undisclosed Liabilities.  WTSB has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the WTSB Financial Statements or the WTSB Call Reports, except those (a)  liabilities, obligations and expenses incurred in the Ordinary Course of Business since December 31, 2018, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Schedule 4.09 of the Disclosure Schedules.

Section 4.10        Title to Tangible Assets.  True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing Liens to which each such Property is subject have been made available to SPFI.  WTSB has good and indefeasible title to, or valid leasehold interest in, all of its tangible assets and Properties including all personal property reflected in the WTSB Financial Statements and the WTSB Call Reports or acquired thereafter, subject to no Liens of any kind except (a) as reflected in the WTSB Financial Statements or the WTSB Call Reports, (b) statutory Liens not yet delinquent, (c) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (d) pledges of assets in the Ordinary Course of Business to secure public funds deposits, (e) those assets and Properties disposed of for fair value in the Ordinary Course of Business since December 31, 2018, (f) those items set forth on Schedule 4.10, (g) Liens for Taxes not yet due and payable, (h) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of WTSB, (i) easements, rights of way, zoning ordinances and other similar encumbrances affecting Properties which are not, individually or in the aggregate, material to the business of WTSB, or (j) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of WTSB.

Section 4.11       Absence of Certain Changes or Events.  Except as disclosed on Schedule 4.11, since December 31, 2018, (i) WTSB has conducted its business, in all material respects, only in the Ordinary Course of Business; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change to WTSB; and (iii) as of the Execution Date, other than in connection with the negotiation and execution of this Agreement, WTSB has not taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 6.06(a) – Section 6.06(ii).

Section 4.12        Investments.  WTSB has furnished to SPFI and City Bank a true, correct and complete list, as of March 31, 2019 and as of June 30, 2019, of the Securities Portfolio.  Except as set forth in Schedule 4.12 of the Disclosure Schedules, all such securities are owned by WTSB (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances.  Schedule 4.12 also discloses any Person in which the ownership interest of WTSB, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof.  To WTSB’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 4.13        Leases, Contracts and Agreements.

(a)          Schedule 4.13 of the Disclosure Schedules lists each of the following types of contracts to which WTSB is a party or by which any of its Properties or assets is bound as of the Execution Date (collectively, the “Contracts”):

(i)          any contract that would be required to be filed by WTSB as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed by WTSB on a Current Report on Form 8-K if WTSB was required to file such reports under applicable Law;

(ii)         any contract that limits the ability of WTSB to compete in any line of business or with any Person or in any geographic area or, to the Knowledge of WTSB, upon consummation of the Merger will materially restrict the ability of SPFI or any of its Affiliates to engage in any line of business in which a bank holding company or bank may lawfully engage;

(iii)        any contract that obligates WTSB (or, following the consummation of the transactions contemplated hereby, SPFI and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than WTSB “most favored nation” status or similar rights;

(iv)        any contract to which any Affiliate, officer, director or employee of WTSB is a party or beneficiary, including but not limited to any employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements;

(v)          any contract that by its terms calls for an annual payment by WTSB of more than $20,000 to which any independent contractor or consultant of WTSB is a party or beneficiary;

(vi)         any contract that limits the payment of dividends by WTSB;

(vii)        any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(viii)       any contract relating to indebtedness of WTSB of more than $50,000 other than any deposit liability maintained by WTSB in the Ordinary Course of Business;

(ix)         any contract that by its terms calls for annual payments or receipt by WTSB under such contract of more than $50,000 (other than pursuant to Loans originated or purchased by WTSB in the Ordinary Course of Business);

(x)          any contract that provides for potential indemnification payments by WTSB;

(xi)         any contract with a Governmental Authority;

(xii)        any contract the cost of which are Transaction Expenses, with the exception of professional services contracts;

(xiii)       any contract that provides for potential obligation of WTSB to repurchase any Loans;

(xiv)       any contract that is material to WTSB’s balance sheet or its financial condition or results of operations;

(xv)        any contract that provides any rights to investors in WTSB, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the WTSB Board;

(xvi)       any contract that is a data processing, software programming or licensing contract involving the payment of more than $10,000 per annum;

(xvii)      any contract that requires a consent to or otherwise contains a provision relating to a “change of control” of WTSB or that would or could reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xviii)     any contract with any professional employer organization providing employees and services to WTSB;

(xix)       any contract in respect of any (A) owned real property or (B) leased premises with respect to which WTSB is either a landlord or tenant (or subtenant);

(xx)        any other contract material to the business of WTSB, taken as a whole, which is not entered in the Ordinary Course of Business; or

(xxi)       any contract not of the type described in clauses (i) through (xx) above and which involved the payments by, or to, WTSB in the fiscal year ended December 31, 2018, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2019, of more than $50,000 (other than pursuant to Loans originated or purchased by WTSB in the Ordinary Course of Business).

(b)        Each Contract is valid and binding on WTSB and in full force and effect, except as, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Change on WTSB.  WTSB has performed all obligations required to be performed by it to date under each Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on WTSB.  To the Knowledge of WTSB, (i) each counterparty to each Contract has performed all obligations required to be performed by it to date under such Contract, and (ii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of WTSB under any such Contract.

Section 4.14         Taxes and Tax Returns.

(a)          WTSB has duly and timely filed all Tax Returns that it was required to file under applicable laws and regulations with the appropriate Governmental Authorities.  All such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws and regulations.  All Taxes due and owing by WTSB (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Authorities.  WTSB is not the beneficiary of any extension of time within which to file any Tax Return which has not yet been filed.  No claim has ever been made by a Governmental Authority in a jurisdiction where WTSB does not file Tax Returns that it is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction.  There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of WTSB.

(b)         WTSB has withheld and timely paid to the appropriate Governmental Authorities all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed or delivered to the appropriate recipient (as applicable).

(c)          There is no dispute or claim concerning any Tax liability of WTSB either (i) claimed or raised by any Governmental Authority, or (ii) as to which any director or officer (or employee responsible for Tax matters) of WTSB has Knowledge.

(d)         Schedule 4.14 of the Disclosure Schedules lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to WTSB for taxable periods ended on or after December 31, 2015, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  True, correct and complete copies of the federal income Tax Returns of WTSB, as filed with the IRS for the years ended December 31, 2015, 2016, 2017 and 2018, have been delivered to SPFI and City Bank.  WTSB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)         WTSB is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns.  WTSB has no liability for the Taxes of any Person other than WTSB under Section 1.1502-6 of the applicable regulations issued by the United States Department of Treasury (the “Treasury Regulations”) (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)          The unpaid Taxes of WTSB (i) for taxable periods (or portions thereof) through the date of WTSB’s most recent balance sheets do not exceed the actual provisions for current or deferred Taxes on the Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (ii) for taxable periods (or portions thereof) ending on the day before the Closing Date (“Pre-Closing Tax Periods”) will not exceed the provisions for current or deferred Taxes on the Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with GAAP.  WTSB is in compliance with the requirements of FIN 48, and its Tax accrual work papers explain and support all amounts provided and positions taken by WTSB with respect to FIN 48.

(g)         City Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date (the “Post-Closing Tax Period”) as a result WTSB’s (i) change in method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(h)         WTSB is not and has not been a party to or a promoter of any “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(i)          Since January 1, 2016, WTSB has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)          At all times since June 30, 2014 (the “S Election Date”), WTSB has continually been, and as of the Closing Date WTSB will be, a validly electing Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code (an “S Corporation”) for federal income Tax purposes and applicable state and local Tax purposes.  Since the S Election Date, WTSB has not taken any action that would cause WTSB to cease being an S Corporation before the Closing Date.  WTSB does not have and will not have as of the Closing Date any liability or potential liability for Tax under Section 1374 of the Code.  WTSB has not, since the S Election Date, (i) acquired assets from another corporation in a transaction in which WTSB’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified Subchapter S subsidiary (within the meaning of Section 1361(b)(3) of the Code).

(k)         Since the S Election Date, WTSB has not been required to include in income any material adjustment pursuant to Code Section 481 by reason of a voluntary change in accounting method initiated by WTSB, and the IRS has not initiated or proposed any such material adjustment or change in accounting method.  No dividend or other distribution declared or paid by WTSB since the S Election Date has exceeded the portion of WTSB’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by WTSB before the Effective Time will exceed the portion of WTSB’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

(l)          WTSB is not a party to or bound by any Tax allocation, indemnification, sharing or similar agreement.

(m)        WTSB has not received any private letter ruling from the IRS (or any comparable ruling from any other Tax authority).

(n)         WTSB does not and has not had a “permanent establishment” (as defined in any applicable Tax treaty or convention within the United States and a foreign country) or otherwise has or has had an office or fixed place of business in a state other than Texas or in a country other than the United States.

Section 4.15       Insurance.  Schedule 4.15 of the Disclosure Schedules contains an accurate and complete list of all policies of insurance, including fidelity and bond insurance, maintained by WTSB.  WTSB is insured with reputable insurers against such risks and in such amounts as management of WTSB reasonably has determined to be prudent in accordance with industry practices.  All such policies (a) are sufficient for compliance by WTSB, in all material respects, with all requirements of applicable Law and all agreements to which WTSB is a party, (b) are valid, outstanding and enforceable, except as enforceability may be limited by the Bankruptcy Exception, and (c) are presently in full force and effect, and no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  WTSB is not in default with respect to the material provisions of any such policy nor has WTSB failed to give any notice or present any known claim thereunder in a due and timely fashion.  Each Property of WTSB is insured for the benefit of WTSB in amounts deemed adequate by WTSB’s management against risks customarily insured against.  Except as disclosed on Schedule 4.15 of the Disclosure Schedules, there have been no claims under any policy of insurance (including fidelity bonds) of WTSB since January 1, 2016 and to the Knowledge of WTSB, there are no facts that could be expected to form the basis of a claim under such policies of insurance.

Section 4.16       Proprietary Rights.  WTSB does not own or require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of WTSB.  Schedule 4.16 of the Disclosure Schedules sets forth the Proprietary Rights that are owned, held or licensed by WTSB.  Except as set forth on Schedule 4.16, WTSB has not received within the past three (3) years any notice of infringement of or conflict with the rights of others with respect to the use by WTSB of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Knowledge of WTSB, threatened, with respect thereto.

Section 4.17         Loan Portfolio.

(a)         As of March 31, 2019, WTSB is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which WTSB is a creditor which as of March 31, 2019, under the terms of which the obligor was, as of March 31, 2019, over ninety (90) calendar days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater Shareholder, or to the Knowledge of WTSB, any Affiliate of any of the foregoing.  WTSB has also furnished to SPFI a list of all such Loans made or committed to be made between March 31, 2019 and the Execution Date.

(b)         Set forth on Schedule 4.17(b) of the Disclosure Schedules is a true, correct and complete list of (i) all of the Loans of WTSB that, as of March 31, 2019, were classified by WTSB as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of WTSB that, as of March 31, 2019, is classified as “Other Real Estate Owned” and the book value thereof.  WTSB has also furnished to SPFI a list of all such Loans made to be made between March 31, 2019 and the Execution Date.

(c)         All evidences of indebtedness that are reflected as assets of WTSB are (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by the Bankruptcy Exception), (iii) not subject to any asserted or, to the Knowledge of WTSB, threatened, defenses, offsets or counterclaims that may reasonably be asserted against WTSB or the present holder thereof, and (iv) secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected.

(d)        To the Knowledge of WTSB, each outstanding Loan of WTSB (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of WTSB (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.  WTSB has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records.  To the Knowledge of WTSB, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and, to the Knowledge of WTSB, there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(e)         WTSB has furnished or made available to SPFI and City Bank true, correct and complete copies of all of its credit and collateral files as of March 31, 2019.  The credit and collateral files of WTSB contain all material information (excluding general, local or national industry, economic or similar conditions) known to WTSB that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the Loan portfolio of WTSB (including Loans that will be outstanding if it advances funds it is obligated to advance), except for items identified on WTSB’s internal exception list dated as of March 31, 2019 which has been made available to SPFI.  WTSB has also furnished to SPFI a list of all Loans made or committed to be made between March 31, 2019 and the Execution Date.

(f)          None of the agreements pursuant to which WTSB has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)         WTSB is not now and has not been since January 1, 2018, subject to any fine, suspension, settlement or other administrative sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 4.18       Allowance for Loan and Lease Losses.  WTSB’s ALLL as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) the balance sheet as of December 31, 2018 included in the Financial Statements, were, in the opinion of management of WTSB, as of each of the dates thereof, in compliance in all material respects with WTSB’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authorities, the Financial Accounting Standards Board and GAAP.

Section 4.19       Deposits.  Except as disclosed on Schedule 4.19 of the Disclosure Schedules, no deposit of WTSB (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the Ordinary Course of Business).

Section 4.20         Investment Securities and Commodities.

(a)        WTSB has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of WTSB.  Such securities and commodities are valued on the books of WTSB in accordance with GAAP in all material respects.

(b)         WTSB employs investment, securities, commodities, risk management and other policies, practices and procedures that WTSB believes are prudent and reasonable in the context of such business and operations.  Prior to the date of this Agreement, WTSB has made available to SPFI the material terms of such policies, practices and procedures.

(c)         WTSB has furnished to SPFI and City Bank a true, correct and complete list of all Investment Securities owned by WTSB, as of March 31, 2019 and as of June 30, 2019, as well as any purchases or sales of such securities and commodities between March 31, 2018 to and including March 31, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities or commodities sold during such time period between March 31, 2018 to and including March 31, 2019.  Except as disclosed on Schedule 4.20 of the Disclosure Schedules, WTSB does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 4.21         Risk Management Instruments.

(a)         Schedule 4.21(a) of the Disclosure Schedules sets forth a list of all interest rate swaps, caps, floors, option agreements, futures, forward contracts and other similar derivative transactions and risk management arrangements (each a “Derivative Transactions”) entered into as of the date of this Agreement for the account of WTSB or for the account of a customer of WTSB.  All Derivative Transactions, whether entered into for the account of WTSB or for the account of a customer of WTSB, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and in compliance with applicable Laws in all material respects and other policies, practices and procedures employed by WTSB, as applicable, and are legal, valid and binding obligations of WTSB enforceable against it in accordance with their terms (except as such enforcement may be limited by the Bankruptcy Exception), and are in full force and effect.

(b)         WTSB has duly performed, in all material respects, all of its obligations under each of the Derivative Transactions to the extent required, and, to the Knowledge of WTSB, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c)          The financial position of WTSB under or with respect to each such Derivative Transaction has been reflected in the books and records of WTSB in accordance with GAAP.

Section 4.22         Employee Relationships.

(a)         Schedule 4.22 of the Disclosure Schedules contains a list of (i) each employee of WTSB, and indicates for each such employee, as of the Execution Date, (ii) whether such employee is full-time, part-time or on temporary status, (iii) whether such employee is classified by WTSB as an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state Law, (iv) whether the employee is a salaried or hourly employee, (v) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vi) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued but not used as of the date hereof and the aggregate dollar amount thereof, (vii) the date of commencement of the employee’s employment, (viii) the employee’s position and/or title, (ix) whether such employee is on a leave of absence, and (xi) whether such employee has any contract, Employee Plan or similar arrangement with WTSB providing that the employee is other than an employee at-will.

(b)         WTSB is in compliance in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including but not limited to those Laws relating to the classification of employees as exempt or non-exempt employees or the classification of workers as independent contractors, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other employment Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and WTSB does not have Knowledge of any threatened Proceedings relating to employment and employment practices and/or the engagement of independent contractors.

(c)          To the Knowledge of WTSB, no key executive officer or manager of any of the operations of WTSB or any group of employees of WTSB has or have any present plans to terminate his, her or their respective employment with WTSB.

(d)          WTSB has paid in full all wages, salaries, commissions, bonuses, and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law.

(e)          (i)  There is no pending or, to WTSB’s Knowledge, threatened legal proceeding involving WTSB, on the one hand, and any present or former employee(s) of WTSB on the other hand, and (ii) to WTSB’s Knowledge, no other Person has threatened in writing any Proceeding against WTSB (or, to WTSB’s Knowledge, against any officer, director or employee of WTSB) relating to the employment of employees or former employees of WTSB, including any such Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(f)          No WTSB employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.  Within the last five (5) years, WTSB has not experienced and, to the Knowledge of WTSB, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of WTSB, threatened.

Section 4.23         Condition of Assets.  All tangible assets used by WTSB are in good operating condition, ordinary wear and tear excepted, and comply, in all material respects, with all applicable Laws, whether federal, state or local.  None of WTSB’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 4.24         Environmental Compliance.

(a)          WTSB and its operations and Properties are in material compliance with all Environmental Laws.  WTSB is not aware of, nor has WTSB received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of WTSB with all Environmental Laws.

(b)          WTSB has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)          No Hazardous Materials exist on or within any of the Properties, nor to WTSB’s Knowledge have any Hazardous Materials previously existed on or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties.  To WTSB’s Knowledge, the use that WTSB makes and intends to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)          There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending or to WTSB’s Knowledge threatened against WTSB relating in any way to any Environmental Law.  WTSB has no liability for remedial action under any Environmental Law.  WTSB has not received any request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has WTSB received any notice of any kind from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 4.25         Absence of Certain Business Practices.  None of WTSB, any of its respective officers, employees or agents, or, to the Knowledge of WTSB, any other Person acting on its behalf, has, directly or indirectly, since January 1, 2018, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of WTSB (or assist WTSB in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject WTSB to any damage or penalty in any civil, criminal or governmental Proceeding, (b) if not given in the past, such failure to pay could reasonably have been expected to result in a Material Adverse Change to WTSB, or (c) if not continued in the future, such failure to pay could reasonably be expected to result in a Material Adverse Change to WTSB.

Section 4.26        Books and Records.  The minute books, stock certificate books and stock transfer ledgers of WTSB and, when such entity existed, WTSB Parent (a) have been kept accurately in the Ordinary Course of Business and in compliance in all material respects with applicable Laws and good corporate governance practices, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of WTSB or WTSB Parent, as applicable, that properly should have been set forth therein and that have not been accurately so set forth.

Section 4.27        Internal Controls.  WTSB maintains an adequate system of internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of WTSB and to maintain accountability for WTSB’s assets; (c) access to WTSB’s assets is permitted only in accordance with management’s authorization; (d) the reporting of WTSB’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of WTSB’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of WTSB or its accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

Section 4.28        Forms of Instruments, Etc.  WTSB has made and will make available to SPFI copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the Ordinary Course of Business.

Section 4.29        Fiduciary Responsibilities.  WTSB has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 4.30       Guaranties.  Except for items in the process of collection in the Ordinary Course of Business, none of the obligations or liabilities of WTSB are guaranteed by any other Person, nor, except in the Ordinary Course of Business, according to prudent business practices and in compliance with applicable law, has WTSB guaranteed the obligations or liabilities of any other Person.

Section 4.31         Employee Benefit Plans.

(a)         Set forth on Schedule 4.31(a) of the Disclosure Schedules is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding that (i) are sponsored, maintained or contributed to by WTSB, or with respect to which WTSB currently has or may have any material liability or contingent liability, and (ii) provide benefits to any officer, director, individual independent contractor, employee, former officer, former director or former employee of WTSB, or the dependents, beneficiaries or spouses of any such person, regardless of whether funded (the “Employee Plans”).

(b)         WTSB has made available to SPFI and City Bank true, correct and complete copies of: (i) the most recent determination letter, if any, received from the IRS regarding each Employee Plan;  (ii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any Governmental Authority (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC); (iii) the financial statements for each Employee Plan for the most recent Employee Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Employee Plan; (iv) if required, the most recently prepared actuarial valuation report for each Employee Plan; and (v) plan documents and all amendments thereto (whether written or unwritten) and trust agreements, insurance contracts or other funding arrangements with respect to each Employee Plan, if any.

(c)          No Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and WTSB has not sponsored, contributed to, been liable for or otherwise maintained such a plan.

(d)        There have been no prohibited transactions (as defined in Section 4975(c)(1) of the Code), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would subject WTSB or any Employee Plan to any material taxes, penalties, or other liabilities.  All Employee Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code.  All WTSB Employee Plans have been administered in all material respects in accordance with their terms.

(e)         Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained pursuant to a pre-approved plan document and entitled to rely on such document provider’s opinion letter from the Internal Revenue Service, and WTSB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or loss of reliance on a favorable opinion letter.

(f)          No Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of Section 407(d) of ERISA).

(g)          There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to WTSB’s Knowledge, none are threatened.

(h)         No Employee Plan provides post-retirement or post-employment medical benefits or coverage to any current or former officer, director, or employee of WTSB or any spouse or dependent of any such Person, except as required by Section 4980B of the Code, Party 6 of Subtitle B of Title I of ERISA or any similar state or local Law.

(i)          Except as set forth on Schedule 4.31(i) of the Disclosure Schedules or as contemplated by this Agreement, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (i) entitle any current or former WTSB Employee to retention bonuses, parachute payments, non-competition payments, unemployment compensation, severance pay or any increase in severance pay upon any termination of employment or any other payment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the WTSB Employee Plans, (iii) result in any breach or violation of, or a default under, any of the WTSB Employee Plans, (iv) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code (taking into account Sections 280G(b)(4) and 280G(b)(5) of the Code), or (v) limit or restrict the right of SPFI or, after the consummation of the transactions contemplated hereby, WTSB or any of their Subsidiaries, to merge, amend or terminate any of the WTSB Employee Plans.

(j)          Each Employee Plan can be amended or terminated in accordance with its terms (whether before or after Closing) and without any penalty, liability or expense to WTSB, SPFI, City Bank, any of their respective Subsidiaries or Affiliates or such Employee Plan, other than accrued benefits through the date of the amendment or termination and administrative expenses of the type typically incurred in the termination of similar employee benefit plans.

Section 4.32         Mortgage Banking Business.  WTSB is not currently engaged in the business of residential mortgage banking.  With respect to residential mortgage loans remaining in the portfolio of WTSB, WTSB has complied, in all material respects, with applicable federal, state and local laws, rules and regulations and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each residential mortgage loan, except such noncompliance that, individually or in the aggregate, has not caused, nor is reasonably likely to cause, a Material Adverse Change to WTSB.

Section 4.33        Community Reinvestment Act.  WTSB is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations issued thereunder.  WTSB has a rating of not less than “satisfactory” as of its most recent CRA compliance examination, and WTSB has no Knowledge of any reason why WTSB would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why any Governmental Authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of WTSB under the CRA.

Section 4.34        Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.  WTSB is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations issued thereunder.  WTSB has not received any notice of any violation of those acts or any of the regulations issued thereunder, and WTSB has not received any notice of, nor has any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to WTSB’s non-compliance with such acts.

Section 4.35        Consumer Compliance Laws.  All loans of WTSB have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including, but not limited to, Regulation Z (12 C.F.R. § 226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), and all statutes governing the operation of a Texas state bank.  Each loan on the books of WTSB was made in the ordinary course of its business.

Section 4.36        Bank Secrecy Act, Foreign Corrupt Practices Act and USA Patriot Act.  WTSB is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA PATRIOT Act, and all regulations issued thereunder, and WTSB has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, WTSB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS.  WTSB has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury required to be filed by it under the laws and regulations referenced in this Section.

Section 4.37        Data Privacy.  WTSB has in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, policies, agreements, and guidelines of any Governmental Authority) (the “WTSB Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change to WTSB.  WTSB is in compliance with applicable federal and state confidentiality and data security laws, policies, agreements, and guidelines of any Governmental Authority or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by WTSB pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the WTSB Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change to WTSB.  There currently are not any, and since December 31, 2015, have not been any, pending or, to the Knowledge of WTSB, threatened, claims or written complaints that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change to WTSB, with respect to unauthorized access to or breaches of the security of (i) any of WTSB’s information technology systems or (ii) WTSB Data or any other such information collected, maintained or stored by or on behalf of WTSB (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

Section 4.38        WTSB Information.  The information relating to WTSB which is provided by WTSB or its representatives for inclusion in the proxy statement in definitive form relating to the meeting of the Shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in such information, in light of the circumstances in which they are made, not misleading.

Section 4.39         Dissenting Shareholders.  To the Knowledge of WTSB, there is no plan or intention on the part of any Shareholders of WTSB to exercise their dissenters’ rights in the manner provided by applicable Law.

Section 4.40         Business Combination.  This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 4.41        Fairness Opinion.  Before the execution of this Agreement, WTSB has received a written opinion from Piper Jaffray & Co. that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the Shareholders pursuant to this Agreement is fair to such Shareholders from a financial point of view.  Such opinion has not been amended or rescinded.

Section 4.42         Brokerage Fees and Commissions.  Schedule 4.42 of the Disclosure Schedules includes a list of agent, representative or broker that have represented or will represent WTSB in connection with the transactions described in this Agreement.

Section 4.43         Regulatory Approvals.  WTSB is not aware of any circumstance regarding WTSB that would be reasonably likely to materially impede or delay the receipt of all Required Approvals necessary to consummate the Merger in a timely manner.

Section 4.44        Representations Not Misleading.  No representation or warranty by WTSB contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of WTSB, all written statements, exhibits, schedules, and other documents furnished to SPFI by WTSB as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPFI, MERGER SUB AND CITY BANK

SPFI, Merger Sub and City Bank hereby represent and warrant to WTSB as follows:

Section 5.01         Organization.

(a)         SPFI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  SPFI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.  SPFI has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to SPFI.  True and complete copies of the Certificate of Formation and bylaws of SPFI, as amended to date, have been made available to WTSB.

(b)         City Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas and the United States.  City Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of the Certificate of Formation and bylaws of City Bank, as amended to date, have been made available to WTSB.  City Bank is an insured bank as defined in the FDIA.

(c)          Merger Sub is a Texas corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and the United States.  Merger Sub has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of the Certificate of Formation and bylaws of Merger Sub, as amended to date, have been made available to WTSB.

Section 5.02         Capitalization.

(a)          The entire authorized capital stock of SPFI consists of 30,000,000 shares of common stock, par value $1.00 per share, of which 17,978,520 are outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date of this Agreement.  There are no outstanding equity securities of any kind or character, outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon SPFI to purchase or otherwise acquire any security of or equity interest in SPFI, obligating SPFI to issue any shares of, restricting the transfer of or otherwise relating to its capital of any class.  All of the issued and outstanding common shares of SPFI have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.  All of the issued and outstanding common shares of SPFI have been issued in compliance with the securities laws of the United States and other applicable jurisdictions.  There are no restrictions applicable to the payment of dividends or distributions on the issued and outstanding common shares of SPFI except pursuant to applicable laws and regulations, and all dividends or distributions declared before the date of this Agreement have been paid.

(b)         All of the outstanding shares of capital stock or other securities evidencing ownership of City Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. SPFI is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of City Bank, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in City Bank.

(c)         All of the outstanding shares of capital stock or other securities evidencing ownership of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. SPFI is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Merger Sub, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in Merger Sub.

Section 5.03         Execution and Delivery.

(a)          SPFI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which SPFI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements to which SPFI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of SPFI (the “SPFI Board”).

(b)         City Bank has full corporate power and authority to execute and deliver this Agreement and the other agreements to which City Bank is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements to which City Bank is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of City Bank.

(c)         Merger Sub has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Merger Sub is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements to which Merger Sub is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Merger Sub.

(d)        This Agreement and the other agreements and documents contemplated hereby to which SPFI, Merger Sub or City Bank is a party have been, or at Closing will be, duly and validly executed and delivered to WTSB, and each constitutes or at Closing will constitute a valid and binding obligation of SPFI, Merger Sub or City Bank, as applicable, enforceable against SPFI, Merger Sub or City Bank, as applicable, in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 5.04         Compliance with Laws, Permits and Instruments.

(a)          SPFI, Merger Sub and City Bank have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and are in compliance with, and are not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the respective Certificates of Formation or the bylaws of SPFI, Merger Sub and City Bank, as applicable, or (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to SPFI, Merger Sub, City Bank or their respective assets, operations, properties or businesses.  SPFI is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.

(b)          SPFI, Merger Sub and City Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to SPFI, Merger Sub or City Bank, including, as applicable, all banking Laws.  None of SPFI, Merger Sub or City Bank has had nor suspected any material incidents of fraud or defalcation involving SPFI, Merger Sub City Bank or any of their respective officers, directors or Affiliates during the last two (2) years.  Each of SPFI and City Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers).  City Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(c)         SPFI, Merger Sub and City Bank have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the TDB, or any other Governmental Authority having supervisory jurisdiction over SPFI, Merger Sub and City Bank, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects.  Except for normal examinations conducted by bank Regulatory Agencies in the Ordinary Course of Business or as set forth in Schedule 5.04(c), no Governmental Authority has initiated any proceeding or, to SPFI’s and City Bank’s Knowledge, investigation into the business or operations of SPFI, City Bank or their respective subsidiaries.  There is no material unresolved violation, criticism or exception by any bank Regulatory Agency with respect to any report relating to any examinations of SPFI, Merger Sub or City Bank.  SPFI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)).  City Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)(1)).

Section 5.05       Litigation.  None of SPFI, Merger Sub or City Bank are parties to any, and there are no pending or, to the Knowledge of SPFI, threatened, Proceedings of any nature against SPFI, Merger Sub or City Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to SPFI, nor, to the Knowledge of SPFI, is there any basis for any Proceeding against SPFI, Merger Sub or City Bank that could be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to SPFI.  There is no injunction, order, judgment or decree in effect with respect to SPFI, Merger Sub or City Bank or the assets or properties of SPFI, Merger Sub or City Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to SPFI.

Section 5.06         Governmental Consents and Approvals.

(a)          Except for the notices to and approvals from the FDIC and TDB, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of SPFI, Merger Sub or City Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by SPFI, Merger Sub or City Bank of the transactions contemplated hereby or thereby.

(b)          As of the Execution Date, SPFI is “well capitalized” as defined by federal regulations.  City Bank has a Community Reinvestment Act rating of “satisfactory”.  SPFI is not aware of any circumstance regarding SPFI or City Bank that would be reasonably likely to materially impede or delay SPFI’s ability to obtain all Required Approvals necessary to consummate the Merger in a timely manner.

(c)          To the Knowledge of SPFI, there are no facts or circumstances that would reasonably be expected to cause SPFI or City Bank to be considered to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control or any other applicable anti-money laundering Law.

Section 5.07         SEC Filings; Financial Statements; Call Reports.

(a)          SPFI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since its initial public offering (the “SPFI Reports”).  As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The financial statements of SPFI and its Subsidiaries included (or incorporated by reference) in the SPFI Reports (including the related notes, where applicable) and such financial statements prepared by SPFI after the date of this Agreement (i) have been, or will be, prepared from, and in accordance with, the books and records of SPFI and its Subsidiaries (except as may be disclosed therein), (ii) fairly present, or will fairly present, in all material respects the consolidated results of operations, cash flows, changes in Shareholders’ equity and consolidated financial position of SPFI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the omission of notes to the extent permitted by Regulation S-X of the SEC), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c)        Neither SPFI nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SPFI included in its Registration Statement on Form S-1, as effective May 8, 2019 and for liabilities incurred in the Ordinary Course of Business since that filing, or in connection with this Agreement and the transactions contemplated hereby.

Section 5.08         SPFI Information.  The information relating to SPFI and its Subsidiaries to be contained in the Proxy Statement, and the information relating to SPFI and its Subsidiaries that is provided by SPFI or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.09         Absence of Certain Changes.  Except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has not been any Material Adverse Change with respect to SPFI or its Subsidiaries since March 31, 2019, nor to the Knowledge of SPFI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to SPFI or its Subsidiaries.

Section 5.10      Brokerage Fees and Commissions.  Except for fees and other compensation payable to Keefe, Bruyette & Woods, Inc., there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of SPFI or City Bank.

Section 5.11         Financing.  SPFI has, or at Closing will have, sufficient liquid resources or a credit facility with sufficient availability to pay the Aggregate Cash Consideration.

Section 5.12         Representations Not Misleading.  No representation or warranty by SPFI or any of its Subsidiaries contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of SPFI, all written statements, exhibits, schedules, and other documents furnished to WTSB by SPFI or its Subsidiaries as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE VI
COVENANTS OF WTSB

WTSB covenants and agrees with SPFI, Merger Sub and City Bank as follows:

Section 6.01        Commercially Reasonable Efforts.  WTSB will use Commercially Reasonable Efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, WTSB agrees that, except as expressly permitted by this Agreement, required by applicable law or to the extent that SPFI and City Bank will otherwise consent in writing (which consent will not be unreasonably or untimely withheld), WTSB will (a) conduct its business in the Ordinary Course of Business consistent with past practices, (b) use all Commercially Reasonable Efforts to (i) maintain and preserve intact its business organization, (ii) maintain its rights, franchises, licenses and other authorizations by Governmental Authorities, (iii) preserve its relationships with directors, executive officers, key employees, customers, suppliers and others having business dealings with them, and (iv) maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that its goodwill and ongoing businesses will not be impaired in any material respect, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any Required Approvals for the transactions contemplated hereby or to perform WTSB’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 6.02         Information for Regulatory Applications.

(a)         To the extent permitted by applicable Law, WTSB shall prepare and furnish SPFI with all information concerning WTSB (including information relating to its directors, officers and Shareholders as may be reasonably requested) that is required for inclusion in any application, statement or document to be made or filed by SPFI with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement.  WTSB shall fully cooperate with SPFI in the filing of any applications, statements or other documents necessary to complete the transactions contemplated by this Agreement.  WTSB shall have the right to review in advance, and to the extent practicable consult with SPFI, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, but SPFI shall not be required to provide WTSB with confidential portions of any filing with a Governmental Authority.  In exercising the foregoing right, WTSB agrees to act reasonably and as promptly as practicable.

(b)        As soon as practicable following the Execution Date, WTSB will prepare and file all necessary applications for which it is responsible with and provide all necessary notices to any appropriate Governmental Authorities having jurisdiction over WTSB with respect to the transactions contemplated by this Agreement.  WTSB shall pay all requisite filing fees and other expenses associated with such applications and notices to such Governmental Authorities.  WTSB shall promptly furnish SPFI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.  WTSB shall use its Commercially Reasonable Efforts to obtain all Required Approvals and any other approvals from third parties, including those listed on Schedule 4.13 of the Disclosure Schedules, at the earliest practicable time.

(c)         WTSB agrees that none of the information supplied or to be supplied by WTSB for inclusion or incorporation by reference in (i)  the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to Shareholders and at the time of the WTSB Meeting, and (ii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  WTSB further agrees that if it shall become aware of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform SPFI thereof and to take the necessary steps to correct the Proxy Statement.

Section 6.03         No Negotiation with Others.

(a)          WTSB agrees that it shall not, and that it shall cause its employees, directors, officers, financial advisors and agents (collectively, “WTSB Representatives”) not to, directly or indirectly, (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 6.03) regarding an offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of WTSB or otherwise relating to an Acquisition Proposal, other than as provided herein or as compelled by Law; (iii) release any person from a confidentiality agreement or standstill agreement; or (iv) cooperate with any third party to make any Acquisition Proposal, other than the sale by WTSB of assets in the Ordinary Course of Business.  Within 24 hours of receipt of any unsolicited offer, WTSB will communicate to SPFI the terms of any proposal or request for information and the identity of the parties involved.

(b)        Notwithstanding anything to the contrary contained in this Section 6.03, if prior to the approval and adoption of this Agreement and the transactions contemplated hereby by the Requisite WTSB Vote, WTSB and the WTSB Representatives, having each theretofore complied with the terms of Section 6.03(a), receives an unsolicited, bona fide written Acquisition Proposal, WTSB and the WTSB Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to SPFI or is made available to SPFI before the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal if, and only if, the WTSB Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably likely to become a Superior Proposal and (ii) the failure of the WTSB Board to furnish such information or access or enter into such discussions or negotiations would reasonably expected to be, a violation of its fiduciary duties to the Shareholders under applicable Law; but before furnishing any material nonpublic information, WTSB shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality and Nondisclosure Agreement entered into with SPFI on March 28, 2019, as amended, which confidentiality agreement shall not prohibit WTSB from complying with the terms of this Section 6.03.  WTSB will promptly, and in any event within twenty-four (24) hours of receipt of any unsolicited, bona fide Acquisition Proposal, (x) notify SPFI in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to WTSB or for access to the Properties, assets, books or records of WTSB by any Person that has made, or to the Knowledge of WTSB may be considering making, an Acquisition Proposal and (y) communicate name of such Person and the material terms of such Acquisition Proposal to SPFI, including as they may change upon any modification or amendment to the terms thereof.  WTSB will keep SPFI fully apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

(c)          Nothing contained in this Section 6.03 shall prevent WTSB or the WTSB Board from (i) taking the actions provided in Section 6.04(b), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of WTSB’s obligations pursuant to (a), or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state Law in connection with a Change in Recommendation.

Section 6.04         Shareholder Approval.

(a)          The WTSB Board shall:

(i)          duly call, give notice of, and cause to be held, a meeting of the Shareholders of WTSB (the “WTSB Meeting”) at such time as may be mutually agreed to by the parties, but not later than thirty (30) calendar days following the mailing of the Proxy Statement, and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the WTSB Meeting for the purpose of (1) obtaining the Requisite WTSB Vote, (2) amending the Articles of Association of WTSB to remove Article Seventh therein, and (3) the termination of those certain Stock Restriction Agreements, as of or about June 30, 2014, by and among WTSB and the Shareholders.  Specifically, the WTSB Board will present for the consideration of the Shareholders a proposal to approve and adopt this Agreement and the transactions contemplated hereby, and a proposal to approve and adopt an amendment to the Articles of Association of WTSB to remove Article Seventh therein.  No other matters will be presented to the Shareholders for a vote in the Proxy Statement without SPFI’s prior approval;

(ii)          not impose a requirement that the holders of more than the minimum required percentage (as set forth in the TBOC and the TFC) of the shares of WTSB Stock entitled to vote on (1) this Agreement to approve this Agreement, (2) an amendment to the Articles of Association of WTSB to approve the removal of Article Seventh therein, and (3) the termination of those certain Stock Restriction Agreements, dated as of or about June 30, 2014, by and among WTSB and the Shareholders;

(iii)        prepare the Proxy Statement for use by the WTSB Board, including a letter to the Shareholders, notice of special meeting and form of proxy, and the Proxy Statement, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities laws, and the rules and regulations thereunder and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Shareholders, or at the time of the WTSB Meeting, contain any false, misleading or untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by WTSB with respect to information supplied by SPFI for inclusion in the Proxy Statement;

(iv)        subject to effecting a Change in Recommendation pursuant to Section 6.04(b), include in the Proxy Statement the recommendation of the WTSB Board that the Shareholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (the “WTSB Board Recommendation”), use its Commercially Reasonable Efforts to obtain the Requisite WTSB Vote, and perform such other acts as may reasonably be requested by SPFI to ensure that such Requisite WTSB Vote is obtained;

(v)         subject to Section 6.04(b), WTSB will not: (i) withdraw, modify or qualify in a manner adverse to SPFI the WTSB Board Recommendation; (ii) fail to make the WTSB Board Recommendation in the Proxy Statement; (iii) fail to publicly and definitively reaffirm, without qualification, the WTSB Board Recommendation within two (2) Business Days after SPFI requests in writing that such action be taken; (iv) approve, endorse or recommend an Acquisition Proposal or fail to publicly, definitively and without qualification issue a press release recommending against an Acquisition Proposal, within ten (10) Business Days after an Acquisition Proposal is made public (or such fewer number of days as remains prior to the WTSB Meeting), or publicly propose to do any of the foregoing;

(vi)        unless this Agreement has been terminated pursuant to Section 11.01(e), Section 12.01(d), WTSB agrees that its obligations pursuant to this Section 6.04(a) to convene and hold the WTSB Meeting will not be affected by the commencement, public proposal, public disclosure or communication to WTSB of any Acquisition Proposal;

(vii)        adjourn or postpone the WTSB Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of WTSB Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the WTSB Meeting, and may adjourn or postpone the WTSB Meeting if on the date of the WTSB Meeting WTSB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite WTSB Vote.  Unless this Agreement has been terminated in accordance with its terms, the WTSB Meeting will be convened and this Agreement will be submitted to the Shareholders at the WTSB Meeting for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby, and nothing contained in this Agreement will be deemed to relieve WTSB of such obligation; and

(viii)       cause the Proxy Statement to be mailed to the Shareholders as soon as reasonably practicable, but no later than thirty (30) calendar days after the date of this Agreement.  Before the Proxy Statement is mailed to the Shareholders, WTSB will provide a draft of the Proxy Statement to SPFI and its counsel, who will have an opportunity to review and comment on the Proxy Statement, and WTSB will incorporate any changes in the Proxy Statement as SPFI or its counsel may reasonably request.

(b)        Notwithstanding the foregoing, at any time prior to obtaining the Requisite WTSB Vote, the WTSB Board may, if it determines it has received an Acquisition Proposal that the WTSB Board determines in good faith (after consultation with legal counsel) constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the WTSB Board’s fiduciary duties under applicable Law, withdraw, withhold, modify, amend or qualify the WTSB Board Recommendation or approve or recommend such Superior Proposal (collectively, a “Change in Recommendation”) if, but only if:

(i)           WTSB and the WTSB Representatives have complied in all material respects with Section 6.03(b);

(ii)         WTSB notifies SPFI in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of the Superior Proposal, identifying the persons or entities making such Superior Proposal and providing SPFI an unredacted copy of any proposed agreements with the persons or entities making such Superior Proposal;

(iii)         during such five (5) Business Day period (the “Notice Period”), WTSB will have, and will have caused its financial and legal advisors to have, negotiated in good faith with SPFI (if SPFI so desires) to make adjustments, modifications or amendments in the terms and conditions of this Agreement as would permit the WTSB Board not to effect a Change in Recommendation so that the Acquisition Proposal no longer constitutes a Superior Proposal;

(iv)         following the Notice Period, the WTSB Board determines in good faith (after consultation with legal counsel) that the failure to effect a Change in Recommendation would be inconsistent with the WTSB Board’s fiduciary duties under applicable law; and

(v)         following the Notice Period, the WTSB Board determines, after consultation with its legal counsel and financial advisors, and after considering any adjustments proposed in writing by SPFI, that such Acquisition Proposal continues to constitute a Superior Proposal.

Section 6.05         Affirmative Covenants.  Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, WTSB shall:

(a)          maintain its corporate existence in good standing;

(b)          maintain the general character of its business and conduct its business in its ordinary and usual manner;

(c)          extend credit only in accordance with existing lending policies and practices and in the Ordinary Course of Business;

(d)          in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact WTSB’s equity capital, operate only in the Ordinary Course of Business, unless otherwise consented to in writing by SPFI;

(e)          use Commercially Reasonable Efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents; (iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(f)           use Commercially Reasonable Efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

(g)         provide to SPFI and City Bank (A) a monthly loan report of WTSB that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as weekly past due information, and (B) a monthly deposit report of WTSB that includes, without limitation, a report of all new, renewed and closed deposit accounts;

(h)          maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(i)           comply in all material respects with all Laws and permits applicable to its assets, Properties and operations;

(j)           timely file all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable;

(k)          withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the appropriate Governmental Authority;

(l)           continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

(m)       account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by WTSB on or before the Closing Date;

(n)          perform, in all material respects, all of its obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

(o)          maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion;

(p)          timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings; and

(q)          conduct its operations in the Ordinary Course of Business.

Section 6.06         Negative Covenants.  From the Execution Date through the earlier of the Closing or termination of this Agreement, without the prior written consent of SPFI (which consent shall not be unreasonably withheld or delayed), WTSB shall not:

(a)          intentionally take any action that could reasonably be expected to result in a Material Adverse Change to WTSB;

(b)          take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article IV to be inaccurate in any material respect at the time of the Closing or preclude WTSB from making such representations and warranties at the time of the Closing;

(c)          (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of WTSB Stock or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, or (ii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of WTSB Stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of WTSB Stock;

(d)         declare, set aside or pay or obligate itself to pay any dividend or other distribution with respect to its capital; provided, however, that in the event that the Closing occurs after January 31, 2020, WTSB may pay a special dividend to its Shareholders equal to the amount of the income of WTSB earned from, and including, February 1, 2020 to the Closing Date;

(e)         enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of WTSB, or grant any salary, wage or fee increase or increase any employee benefit, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 3% for any individual or 3% in the aggregate for all employees of WTSB, (ii) contributions provided for under any existing qualified employee retirement plan, (iii) as may be required by Law, or (iv) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to SPFI and City Bank and set forth in Schedule 6.06(e) of the Disclosure Schedules;

(f)          except as disclosed on Schedule 6.06(f) of the Disclosure Schedules, (i) pay any incentive or bonus payments, (ii) make any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, (iii) pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its Shareholders, directors, officers, employees or agents, (iv) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee, (v) adopt, amend in any material respect or terminate (other than amendments required by applicable Law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(g)          hire any person as an employee of WTSB, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business;

(h)          alter, amend, renew or extend any Contract listed on Schedule 4.13 of the Disclosure Schedules, except as permitted under Section 6.17;

(i)          enter into any new contract or commitment which would result in an obligation of WTSB to make payments in excess of $50,000, except for Loans and extensions of credit in the Ordinary Course of Business which are subject to the provisions of Section 6.06(aa) and Section 6.06(bb);

(j)          mortgage, pledge or subject to Lien any of its Properties or assets, tangible or intangible except (i) statutory Liens not yet delinquent, (ii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iii) pledges of assets to secure public funds deposits;

(k)          cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of March 31, 2019;

(l)          incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

(m)         discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the Ordinary Course of Business;

(n)          amend or otherwise change its Articles of Incorporation or bylaws, other than amending its Articles of Incorporation to remove Article Seventh therein;

(o)          sell, transfer, lease to others or otherwise dispose of any material assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the Ordinary Course of Business;

(p)          enter into any agreement, or give any promise, assurance or guarantee of the payment, related to the discharge or fulfillment of any undertaking or promise made by any other Person;

(q)         sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(r)           engage in any transaction with any Affiliate except in the Ordinary Course of Business;

(s)          acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(t)          except as contemplated by this Agreement, terminate, cancel or surrender any Contract, lease or other agreement or suffer or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change to WTSB;

(u)         dispose of, enter into any settlement regarding any alleged breach or infringement of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto;

(v)          make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate;

(w)         hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

(x)          make any, or acquiesce in any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the ALLL of WTSB;

(y)          (i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business;

(z)          (i) make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices) nor (ii) accept, renew or rollover any brokered deposits or other noncore funding;

(aa)        make, acquire, modify or renew, or agree to make, acquire, modify or renew any Loans or loan participations (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of such Person (each, a “Borrower”) that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the Ordinary Course of Business or (C) would exceed $500,000, individually or in the aggregate, to any Borrower, except (1) pursuant to commitments made before the date of this Agreement that are listed on Schedule 6.06(aa) of the Disclosure Schedules and not covered by items A or B of this clause or (2) Loans fully secured by a certificate of deposit at WTSB; provided, that in the event that WTSB desires to make or renew any such Loan which would exceed $500,000, individually or in the aggregate, to any Borrower, it shall so advise SPFI via e-mail transmission.  SPFI shall notify WTSB via e-mail transmission within two (2) Business Days of receipt of such notice whether SPFI consents to such Loan; provided, that if SPFI fails to notify WTSB within such time frame, SPFI shall be deemed to have consented to such Loan;

(bb)        renew, extend the maturity of, or alter the material terms of any Loan except in compliance with WTSB’s existing policies and procedures and consistent with past practices;

(cc)         renew, extend the maturity of, or alter any of the material terms of any Loan classified as “OAEM”, “substandard” or “doubtful” other than in the Ordinary Course of Business;

(dd)        sell Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two (2) years or less;

(ee)        institute, settle or agree to settle, any litigation or any Proceeding before any Governmental Authority other than in the Ordinary Course of Business; provided, that any payments provided for under any such settlement or agreement, contingent or otherwise, shall be accounted for in the calculation of Adjusted Tangible Equity;

(ff)          redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;

(gg)        (i) make, change or revoke any Tax election, (ii) change any method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any audit or other proceeding relating to Taxes, or (iv) file any amended Tax Return;

(hh)       issue a replacement of any certificate representing its securities except upon (i) written notice to SPFI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to SPFI and (iii) if required by SPFI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of WTSB Stock represented therein; or

(ii)          enter into any agreement or make any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (gg) above.

Section 6.07         Access to Properties and Records; Financial Statements.

(a)        To the extent permitted by applicable Law, WTSB shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of SPFI full access during regular business hours to all of the books, contracts, commitments, personnel and records of WTSB, and furnish to SPFI during such period all such information concerning WTSB and its affairs as SPFI may reasonably request; provided, that SPFI and City Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of WTSB, so that SPFI may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of WTSB, including access sufficient to verify the value of the assets and the liabilities of WTSB and the satisfaction of the conditions precedent to SPFI’s obligations described in Article XI.  SPFI shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of WTSB.  WTSB agrees at any time, and from time to time, to furnish to SPFI as soon as practicable, any additional information that SPFI may reasonably request.  No investigation by SPFI or its representatives shall affect the representations and warranties set forth herein.

(b)          As soon as practicable after they become available, WTSB will deliver or make available to SPFI all unaudited monthly financial statements prepared for the internal use of management of WTSB and all Reports of Condition and Income for WTSB filed with any Governmental Authority after March 31, 2019.  All such financial statements shall be prepared in accordance with GAAP (or RAP, as applicable) applied on a consistent basis with previous accounting periods.

Section 6.08        Minutes from WTSB Board Meetings.  WTSB will provide SPFI with copies of the minutes of all regular and special meetings of the WTSB Board, and of any committee thereof, held on or after March 31, 2019.  WTSB will provide draft copies of those minutes to SPFI as soon as available, but in any event within ten (10) Business Days after the date of any such meeting, and WTSB will keep those minutes confidential in accordance with Section 13.10.  Notwithstanding the foregoing, no party shall be required to provide materials or information regarding any discussion that relates to matters involving this Agreement, and no party shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) or other information where such access or disclosure would, in the opinion of counsel, jeopardize the attorney-client privilege of the entity in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.09         Notifications.

(a)          WTSB shall promptly notify SPFI in writing:

(i)           if WTSB becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by WTSB to SPFI, any schedule to this Agreement or any representation or warranty made by WTSB in this Agreement or that results in WTSB’s failure to comply with any covenant, condition or agreement contained in this Agreement;

(ii)         of any Proceeding or contingent liability that is reasonably expected to become the subject of a Proceeding, against WTSB or affecting any of its Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to WTSB.  WTSB shall promptly notify SPFI of any Proceeding, pending or, to the Knowledge of WTSB, threatened against WTSB that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by WTSB pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

(iii)       if any change shall have occurred or, to the Knowledge of WTSB, been threatened (or any development shall have occurred or, to the Knowledge of WTSB, been threatened involving a prospective change) in the business, financial condition or operations of WTSB that has resulted in or could reasonably be expected to result in a Material Adverse Change to WTSB.

(b)          No notification by WTSB under this Section 6.09 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.10        Non-Governmental Consents and Approvals.  WTSB shall use Commercially Reasonable Efforts to obtain all consents and approvals from third parties listed on Schedule 4.13 of the Disclosure Schedules.  WTSB will cooperate in all commercially reasonable respects with SPFI to obtain all such approvals and consents required of SPFI.

Section 6.11         Environmental Investigation.

(a)          SPFI and its consultants, agents and representatives, at the sole cost and expense of SPFI, shall have the right to the same extent that WTSB has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”).  SPFI shall notify WTSB in writing before any Environmental Inspection, and WTSB may place reasonable restrictions on the time of such Environmental Inspection.  If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by SPFI, SPFI shall (i) notify WTSB in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of SPFI, commence the Secondary Investigation.  SPFI shall give reasonable written notice to WTSB of the Secondary Investigation, and WTSB may place reasonable time and place restrictions on the Secondary Investigation.

(b)         SPFI shall make available to WTSB the results and reports of such Environmental Inspections and Secondary Investigations after SPFI receives or is advised of such results.  SPFI shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey.  If this Agreement is terminated, except as otherwise required by Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by SPFI.  SPFI shall make no such report before Closing unless required to do so by applicable Law, and in such case will give WTSB reasonable written notice of SPFI’s intentions.

(c)          SPFI shall have the right to terminate this Agreement pursuant to Section 11.01(d) if, with respect to the Properties (as defined in Section 13.10) only, (i) the factual substance of any warranty or representation set forth in Section 4.24 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by SPFI because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) WTSB has refused to allow SPFI to conduct an Environmental Inspection or Secondary Investigation in a manner that SPFI reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $25,000 or result in a Material Adverse Change to WTSB; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at March 31, 2019 or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change to WTSB.  SPFI shall advise WTSB in writing (the “Environmental Notice”) as to whether SPFI intends to terminate this Agreement pursuant to Section 11.01(d) because SPFI disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Properties.  Upon receipt of the Environmental Notice, WTSB shall have the opportunity to correct any objected to violations or conditions to SPFI’s reasonable satisfaction within thirty (30) calendar days after the date of the Environmental Notice.  If WTSB fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of SPFI, SPFI may terminate the Agreement pursuant to Section 11.01(d) on the thirty-first (31st) day after the delivery of the Environmental Notice.

(d)         WTSB agrees to make available to SPFI and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys.  WTSB also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with SPFI and shall be entitled to certify the same in favor of SPFI and its consultants, agents and representatives and make all other data available to SPFI and its consultants, agents and representatives.

Section 6.12         Employee Benefit Plans.  To the extent requested by SPFI following the receipt of all Required Approvals from applicable Governmental Authorities, no later than fifteen (15) days prior to Closing and at SPFI’s or City Bank’s expense, WTSB shall execute and deliver such instruments and take such other actions reasonably necessary to cause the termination of any WTSB Employee Plan, except as provided in Section 7.06, in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.

Section 6.13         Supplemental Disclosure Schedules.  At least three (3) Business Days before the Closing, WTSB shall provide SPFI with supplemental Disclosure Schedules to be delivered by WTSB pursuant to this Agreement reflecting any material changes thereto between March 31, 2019 and the Closing Date, provided, that although such supplement or amendment shall be deemed to modify the Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplement or amendment shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article X hereof have been satisfied.

Section 6.14         Releases.  WTSB shall obtain from each of the directors and executive officers of WTSB a written release in the form attached hereto as Exhibit C executed by such director or executive officer and dated the Closing Date, releasing WTSB from claims arising before the Effective Time.

Section 6.15         Conforming Accounting Adjustments.  WTSB shall, if requested in writing by SPFI, consistent with GAAP, RAP and applicable banking Laws, immediately before Closing, make such accounting entries as SPFI may reasonably request in order to conform the accounting records of WTSB to the accounting policies and practices of SPFI.  No such adjustment by WTSB shall of itself constitute or be deemed to be a breach, violation or failure by WTSB to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by SPFI or be an acknowledgment by WTSB of any adverse circumstances for purposes of determining whether the conditions to SPFI’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Adjusted Tangible Equity.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by WTSB or its management with any such adjustments.

Section 6.16         Liability Insurance and Tail Policies.

(a)         Contemporaneously with the Closing, WTSB shall purchase or otherwise have in place extended reporting period insurance coverage and endorsements (the “Tail Policies”) under its current policies, bonds and packages , or any renewal, replacement or successor policies, as listed on Schedule 6.16 of the Disclosure Schedules.

(b)         Notwithstanding any other provision of this Agreement, the premiums for the above-listed Tail Policies shall be paid and accrued for by WTSB and shall be included (as a deduction) in the calculation of Adjusted Tangible Equity; provided, however, that the premium for the Tail Policies shall not exceed 300% of the annual premium currently paid by WTSB for similar insurance coverage.

Section 6.17        Termination of Contracts.  Prior to the Calculation Date and in accordance with this Section 6.17, WTSB will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each Contract listed on Schedule 4.13 of the Disclosure Schedules (unless SPFI otherwise directs WTSB not to terminate such Contract), and any other Contract requested by SPFI to be amended, modified or terminated (collectively, the “Terminated Contracts”) and such accrual shall be reflected in the calculation of Transaction Expenses as contemplated by Section 3.01(b)(i).  For the avoidance of doubt, SPFI will be responsible for the amendment, modification or termination of any Contract subject to this Section 6.17 after the receipt of all Required Approvals from all applicable Governmental Authorities and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such Contract shall be paid with the funds accrued for such purpose by WTSB.  WTSB shall not, without the prior written consent of SPFI, take any actions to amend, modify, renew or terminate any Contract listed on Schedule 4.13 of the Disclosure Schedules prior to the Closing Date except in the event that termination is warranted due to breach by the counter-party or commission by the counter-party of any act or omission defined as “cause” (or term of similar effect) for termination or a default under the Contract, provided, that prior notice is given to SPFI.  Any termination of a Contract that is subject to Section 409A of the Code, in whole or in part, shall be terminated in accordance with Section 409A of the Code. For the avoidance of doubt, Terminated Contracts shall not include WTSB Employee Plans. SPFI and City Bank shall bear the costs associated with terminating WTSB Employee Plans in accordance with Section 6.12.

Section 6.18         Allowance for Loan and Lease Losses.  WTSB shall maintain its ALLL at a level consistent with its historical methodology and in compliance with GAAP and RAP (as applicable), and at a minimum, maintain at the Effective Time its ALLL at a level equal to at least one and nine-tenths percent (1.90%) of all outstanding Loans of WTSB (the “Minimum Allowance Amount”).  If the ALLL is less than the Minimum Allowance Amount on the Calculation Date, WTSB shall make a provision for loan loss in an amount necessary to increase the ALLL to an amount equal to the Minimum Allowance Amount as of the Calculation Date.  For the avoidance of doubt, any such provision shall be taken into account in the calculation of Adjusted Tangible Equity pursuant to Section 3.01(b)(i).

Section 6.19        Nature of Deposits.  On the Closing Date, the deposits of WTSB shall be of substantially the same character, mix, type, and makeup as such deposits were as of March 31, 2019.  Such deposits shall include no additional brokered deposits, except for such additional brokered deposits agreed to by SPFI or City Bank.

Section 6.20        Transition; Informational Systems Conversion.  From and after the date of this Agreement, WTSB shall use its Commercially Reasonable Efforts to facilitate the integration of WTSB with the business of SPFI and City Bank following consummation of the transactions contemplated hereby, and WTSB shall meet with SPFI and City Bank on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of WTSB (the “Informational Systems Conversion”) to those used by SPFI and City Bank, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of WTSB; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by WTSB in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

Section 6.21         Coordination.

(a)          Prior to the Effective Time, subject to applicable Laws, WTSB shall endeavor to take any actions SPFI and City Bank may reasonably request from time to time to better prepare the parties for integration of the operations of WTSB with SPFI and City Bank.  Without limiting the foregoing, senior officers of WTSB, SPFI and City Bank shall endeavor to meet from time to time as SPFI and City Bank may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of WTSB, and WTSB shall give due consideration to SPFI’s and City Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither SPFI nor City Bank shall under any circumstance be permitted to exercise control of WTSB prior to the Effective Time.  WTSB shall permit representatives of SPFI and City Bank to be onsite at WTSB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to SPFI’s and City Bank’s business, during normal business hours, at the expense of SPFI or City Bank (not to include City Bank’s regular employee payroll), and with the furnishing of at least 48 hours prior notice.

(b)        From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to WTSB’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and WTSB shall, upon SPFI’s or City Bank’s reasonable request, introduce SPFI or City Bank and their respective representatives, as applicable, to suppliers of WTSB for the purpose of facilitating the integration of WTSB and its business into that of SPFI and City Bank.

Section 6.22         No Control of Other Party’s Business.  Nothing contained in this Agreement shall give SPFI or City Bank, directly or indirectly, the right to control or direct the operations of WTSB prior to the Effective Time or shall give WTSB, directly or indirectly, the right to control or direct the operations of SPFI or City Bank.  Prior to the Effective Time, each of SPFI, City Bank and WTSB shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective operations.

Section 6.23         Director Resignations.  WTSB shall use Commercially Reasonable Efforts to cause to be delivered to SPFI and City Bank resignations of all the directors of WTSB, such resignations to be effective as of the Effective Time.

Section 6.24         Voting Agreements.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, WTSB shall cause certain Shareholders of WTSB to execute and deliver the Voting Agreements.

Section 6.25         Director Support Agreements.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, WTSB shall cause each director who is not an employee of WTSB to execute and deliver a Director Support Agreement.

Section 6.26         Release Agreements.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, WTSB shall cause each director of WTSB to execute and deliver a written Director Release and each executive officer of WTSB to execute and deliver a written Officer Release.

ARTICLE VII
COVENANTS OF SPFI, MERGER SUB AND CITY BANK

SPFI hereby makes the covenants set forth in this Article VII to WTSB.

Section 7.01         Commercially Reasonable Efforts.  SPFI agrees to use Commercially Reasonable Efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 7.02         Notifications.  SPFI shall promptly notify WTSB in writing:

(a)          if SPFI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by SPFI in this Agreement or that results in SPFI’s failure to comply with any covenant, condition or agreement contained in this Agreement;

(b)          of any Proceeding or contingent liability that might reasonably be expected to become the subject of a Proceeding, against SPFI or its Subsidiaries or affecting any of their respective Properties, if such Proceeding or potential Proceeding is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to SPFI.  SPFI shall promptly notify WTSB in writing of any Proceeding, pending or, to the Knowledge of SPFI, threatened against SPFI or its Subsidiaries that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by SPFI with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

(c)         if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of SPFI and/or its Subsidiaries that has or may reasonably be expected to have to result in a Material Adverse Change with respect to SPFI or its Subsidiaries or lead to a failure to obtain the Required Approvals for this Agreement and the transactions contemplated hereby.

No notification by SPFI under this Section 7.02 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.03         Affirmative Covenants.  Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, SPFI shall and shall cause its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with existing lending policies and practices; and (d) use Commercially Reasonable Efforts s to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 7.04         Regulatory and Other Approvals.  With the cooperation of WTSB, SPFI, Merger Sub and City Bank shall file or cause to be filed any applications for the Required Approvals required to be obtained by SPFI, Merger Sub and City Bank in connection with this Agreement and the transactions contemplated hereby, including an application for the prior approval of the Merger by the FDIC and the TDB.  SPFI shall pay all requisite filing fees and other expenses associated with such applications and notices to such Governmental Authorities.  SPFI shall provide WTSB, and its legal, financial and accounting advisors, the right to review and provide comments upon the non-confidential portions of regulatory applications prior to submission to the Regulatory Authorities; provided that WTSB and such advisors review and provide comments in a reasonably prompt manner.  SPFI shall consider in good faith all comments from WTSB and its legal, financial and accounting advisors to such applications, all amendments and supplements thereto and all responses to requests for additional information.  Such applications shall be filed within thirty (30) calendar days of the Execution Date.  SPFI shall use its Commercially Reasonable Efforts to obtain all such Required Approvals and any other approvals from third parties at the earliest practicable time.  SPFI shall keep WTSB reasonably informed as to the status of such applications and filings, and SPFI shall promptly furnish WTSB and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 7.05         Director and Officer Indemnification.

(a)          For a period of three (3) years after the Effective Time, and subject to the limitations contained in applicable regulations promulgated by the Board of Governors of the Federal Reserve System or the FDIC and subject to the conditions set forth in the Articles of Association and bylaws of WTSB as in effect as of the Execution Date, SPFI shall indemnify, defend and hold harmless each Person entitled to indemnification from WTSB as of the Effective Time (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses).  SPFI will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(b)          If SPFI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SPFI or the surviving company shall assume the obligations set forth in this Section 7.05 prior to or simultaneously with the consummation of such transaction.

Section 7.06         Employee Matters.

(a)          SPFI agrees that the employees of WTSB who continue their employment after the Closing Date (the “WTSB Employees”) will continue to be paid at least the same base salary or wage rate they were paid by WTSB as of the Effective Time for the twelve (12) months following the Effective Time, unless they are terminated earlier, and will be entitled to participate in the employee benefits plans and programs maintained for similarly-situated employees of SPFI and City Bank, subject to the granting of credit for prior service as provided in Section 7.06(c), and SPFI shall take all actions necessary to ensure coverage of the WTSB Employees in such plans and programs and the granting of such credit from and after the Closing Date.

(b)          City Bank intends to continue the employment of all WTSB employees after the Effective Time as employees of City Bank.  For employees whose employment is terminated by City Bank without cause (for the purposes of clarity, cause shall include employees whose employment is terminated for failure to satisfy City Bank’s existing employment policies regarding employee documentation, including the results of any background check or drug test, or refusal to submit to a background check or drug test, conducted by or on behalf of City Bank after the Closing Date), as determined in City Bank’s sole reasonable discretion, during the one-year period after the Closing Date, City Bank shall pay severance to such WTSB Employees, subject to such WTSB Employee’s execution of a general release of claims in favor of WTSB, City Bank and SPFI, in an amount equal to one (1) week of base compensation for each completed year of service (as determined under Section 7.06(c)), with a maximum of eight (8) weeks’ of severance pay, on reasonable terms and conditions established in the sole discretion of City Bank.

(c)          Each WTSB Employee will be entitled to credit for prior service with WTSB for all purposes under SPFI and City Bank vacation, personal and sick pay policies, programs, and plans and the employee welfare benefit plans and other employee benefit plans and programs, and vacation and other paid leave programs (other than for purposes of vesting under stock incentive plans and for purposes of benefit accrual under SPFI’s employee stock ownership plan), sponsored by SPFI or City Bank; provided, that each WTSB Employee shall be considered as an employee hired through a merger for the purposes of the Employee Plans listed on Schedule 7.06(c) of the Disclosure Schedules.  Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each WTSB Employee and their eligible dependents.  Without limiting the foregoing, SPFI shall extend coverage to WTSB Employees for health care, dependent care and limited purpose health care flexible spending accounts, and any other applicable plans established under Code § 125 to the same extent as available to similarly situated employees of SPFI or its Subsidiaries.  SPFI shall (i) give effect to any elections made by WTSB Employees with respect to their Code § 125 accounts under the applicable WTSB Employee Plans, (ii) credit the account of each WTSB Employee with amounts available for reimbursement equal to such amounts as were credited with respect to such WTSB Employee’s account under the corresponding WTSB Employee Plan, and (iii) provide each WTSB Employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under the SPFI plans in which such WTSB Employee is entitled to participate.  For purposes of determining WTSB Employee’s benefits for the calendar year in which the Merger occurs under SPFI’s vacation program, any vacation used by a WTSB Employee preceding the Closing Date in the calendar year in which the Merger occurs will be deducted from the total SPFI vacation benefit available to such WTSB Employee for such calendar year and each WTSB Employee will be allowed to carry over accrued but unused sick leave, up to the limits for which sick time may be accrued under the applicable policy of SPFI or City Bank, provided that no WTSB Employee shall receive any fewer total vacation days in the calendar year during which the Merger occurs than such WTSB Employee would have received under the corresponding vacation arrangements of WTSB and provided further that SPFI shall honor any previously scheduled vacation time following the merger with respect to each WTSB Employee.

(d)          Nothing in this Section 7.06 shall be construed to limit the right of SPFI or any of its Subsidiaries (including, following the Closing Date, WTSB and its Subsidiaries) to amend or terminate any WTSB Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 7.06 be construed to require SPFI or any of its Subsidiaries (including, following the Closing Date, WTSB and its Subsidiaries) to retain the employment of any particular WTSB Employee for any fixed period of time following the Closing Date, and, the continued retention (or termination) by SPFI or any of its Subsidiaries of any WTSB Employee subsequent to the Effective Time shall be subject in all events to SPFI’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance; provided, however, on the Closing Date, SPFI and City Bank shall assume the bank owned life insurance policies held by WTSB as of the Execution Date.  Nothing contained herein is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

ARTICLE VIII
TAX MATTERS

Section 8.01         Tax Matters.

(a)          All transfer, documentary, sales, use, stamp, registration, value added, filing and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), if any, shall be paid fifty percent (50%) by SPFI and/or its Subsidiaries and fifty percent (50%) by the Tax Representative (on behalf of the Shareholders).  To the extent any Tax Returns and other documentation with respect to Transfer Taxes are required to be filed after the Effective Time, the party required to do so by applicable law shall file such Tax Returns and the other party shall cooperate in good faith in preparing such Tax Returns.

(b)         WTSB will use its Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(c)          John Dunagan is hereby designated as the Shareholder’s Tax representative (the “Tax Representative”).  The Tax Representative shall cause to be prepared by and timely filed by Weaver L.L.P. all income Tax Returns of WTSB for all Pre-Closing Tax Periods that are required to be filed after the Closing Date.  Each such Tax Return shall be prepared in a manner consistent with past practice and with this Agreement.  A copy of any such Tax Return (and all relevant work papers and other items required to understand such Tax Return or other items reasonably requested by SPFI or City Bank) shall be provided to SPFI and City Bank at least thirty (30) calendar days prior to the earlier of (i) the filing such Tax Return or (ii) the due date for filing such Tax Return, including any extensions.  SPFI and City Bank shall be able to provide reasonable comments regarding such Tax Returns which the Tax Representative (on behalf of the Shareholders) shall incorporate to the extent such comments relate to a matter that would materially increase the Tax of SPFI or City Bank for a Post-Closing Tax Period.  For the avoidance of doubt, SPFI and City Bank shall cause to be prepared and timely filed all non-income Tax Returns of WTSB for all Pre-Closing Tax Periods that are required to be filed after the Closing Date.

(d)          SPFI and City Bank shall cause to be prepared and timely filed all Tax Returns of WTSB for any taxable period that begins before and ends on or after the Closing Date (a “Straddle Period”).  SPFI and City Bank shall permit the Tax Representative (on behalf of the Shareholders) to provide any reasonable comments on any income Tax Return of WTSB for any Straddle Period to the extent such Tax Return relates to a Pre-Closing Tax Period and SPFI and City Bank shall incorporate to the extent such comments relate to a matter that would materially increase the Tax of the Shareholders for a Pre-Closing Tax Period.

(e)          The Shareholders shall be responsible for any and all Taxes of WTSB due with respect to any Pre-Closing Tax Period.  To the extent that any such Taxes are payable prior to the Effective Time, those Taxes shall be timely paid by WTSB prior to the Effective Time.  Any such Taxes that are accrued but not required to be paid prior to the Effective Time shall be included in Transaction Expenses.  In the case of any Taxes of WTSB for a Straddle Period, the portion of any Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Transfer Taxes described in Section 8.01(a)), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period (or portion thereof) ending on the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Transfer Taxes described in Section 8.01(a)), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the day before Closing Date.

(f)          For the avoidance of doubt, SPFI, City Bank and WTSB agree that all Transaction Expenses will be reported on WTSB’s final S corporation federal income Tax Return and agree not to take any position on any Tax Return that is inconsistent with such treatment.  Notwithstanding any other provisions of this Agreement to the contrary, WTSB shall take all necessary action to cause the Transaction Expenses to be paid no later than the day before the Closing Date.

(g)          Following the Closing Date, if SPFI or City Bank receives notification that an audit or other proceeding with respect to Taxes or Tax Returns of WTSB for a Pre-Closing Tax Period is being initiated by any Governmental Authority, SPFI or City Bank shall (i) notify the Tax Representative of such audit or proceeding, stating the nature and basis of such claim and the amount thereof, to the extent known, and (ii) permit the Tax Representative (on behalf of the Shareholders) to control all stages of such audit or proceeding at the Shareholders’ sole cost and expense.  The Tax Representative shall keep SPFI and City Bank reasonably apprised of the status of any such or proceeding and shall not settle or compromise any such audit or proceeding without the prior written consent of the SPFI and City Bank, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)         The Tax Representative (on behalf of the Shareholders), SPFI and City Bank agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to WTSB (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit or proceeding by any Governmental Authority related to the Taxes or Tax Returns of WTSB, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax or Tax Return of WTSB.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(i)          All sharing, Tax allocation, Tax indemnity agreements or similar agreements with respect to or involving WTSB or City Bank (other than the Tax sharing agreement between City Bank and SPFI) shall be terminated as of the Closing Date and, after the Closing Date, neither WTSB nor City Bank shall be bound thereby or have any liability thereunder (other than the Tax sharing agreement between City Bank and SPFI).

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WTSB

The obligations of WTSB under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by WTSB:

Section 9.01         Representations and Warranties.  All representations and warranties made by SPFI in Article V shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).

Section 9.02         Performance of Obligations.  SPFI shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by SPFI at or before the Closing.

Section 9.03        Third Party Approvals.  WTSB shall have received such approvals and consents as described on Schedule 4.13 of the Disclosure Schedules in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.

Section 9.04        No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject WTSB, or any of its officers, directors, Shareholders or employees, to criminal or civil liability.  No Proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 9.05        Delivery of Closing Documents.  At the Closing, SPFI shall deliver to WTSB such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance reasonably satisfactory to WTSB, including the following (all of such actions constituting conditions precedent to WTSB’s obligations to close hereunder):

(a)          true, correct and complete copies of the Certificate of Formation of SPFI and the Certificate of Formation of Merger Sub, including all amendments thereto, duly certified as of a recent date by the TXSOS;

(b)          true, correct and complete copies of the Certificate of Formation of City Bank, including all amendments thereto, duly certified as of a recent date by the TDB;

(c)          certificates of existence, dated as of a recent date, issued by the TXSOS, duly certifying as to the existence of SPFI and Merger Sub under the laws of the State of Texas;

(d)          a certificate of corporate existence, dated as of a recent date, issued by the TDB, duly certifying the authorization of City Bank to transact the business of banking;

(e)          Statements of Franchise Tax Account Status for SPFI, Merger Sub and City Bank, dated as of a recent date, obtained through the website of the Texas Comptroller of Public Accounts (the “TCPA”);

(f)           a letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that SPFI is a registered bank holding company under the BHC Act;

(g)          a certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of City Bank are insured by the FDIC under the FDIA;

(h)          a certificate, dated as of the Closing Date, executed by the Secretary of SPFI, acting solely in his or her capacity as an officer of SPFI, pursuant to which SPFI shall certify (i) the due adoption by the SPFI Board corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which SPFI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (ii) the incumbency and true signatures of those officers of SPFI duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which SPFI is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of SPFI;

(i)          a certificate, dated as of the Closing Date, duly executed by the Secretary of City Bank, acting solely in his or her capacity as an officer of City Bank, pursuant to which City Bank shall certify (i) the due adoption by the board of directors of City Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby; (ii) the approval by SPFI, as the sole shareholder of City Bank, of this Agreement, and the consummation of the transactions contemplated hereby; and (iii) the incumbency and true signatures of those officers of City Bank duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby, on behalf of City Bank;

(j)           a certificate duly executed by an executive officer of SPFI, acting solely in his capacity as an executive officer of SPFI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 9.01, Section 9.02 and Section 9.07; and

(k)          all other documents required to be delivered to WTSB by SPFI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by WTSB or its counsel.

Section 9.06         Shareholder Approvals.  The Shareholders shall have approved and adopted this Agreement and the transactions contemplated hereby by the Requisite WTSB Vote.

Section 9.07         No Material Adverse Change.  There shall have been no Material Adverse Change to SPFI since March 31, 2019.

Section 9.08         Delivery of Aggregate Merger Consideration.  SPFI shall have delivered, or caused to be delivered, to the Paying Agent, the Aggregate Merger Consideration, and WTSB shall have received evidence of the same from SPFI.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SPFI AND CITY BANK

The obligations of SPFI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by SPFI.

Section 10.01       Representations and Warranties.  All representations and warranties made by WTSB in Article IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).

Section 10.02       Performance of Obligations.  WTSB shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by WTSB before or at the Closing.

Section 10.03      Delivery of Closing Documents.  At the Closing, WTSB shall have delivered to SPFI such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance satisfactory to SPFI, including the following (all of such actions constituting conditions precedent to SPFI’s obligations to close hereunder):

(a)          true, correct and complete copies of the Articles of Association of WTSB, including all amendments thereto, duly certified as of a recent date by the TDB;

(b)          a certificate of corporate existence, dated as of a recent date, issued by the TDB, duly certifying the authorization of WTSB to transact the business of banking;

(c)          a Statement of Franchise Tax Account Status for WTSB, dated as of a recent date, obtained through the website of the TCPA;

(d)          a certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of WTSB are insured by the FDIC under the FDIA;

(e)          a certificate, dated as of the Closing Date, duly executed by the Secretary of WTSB, acting solely in his or her capacity as an officer of WTSB, pursuant to which WTSB shall certify (i) the due adoption by the WTSB Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which WTSB is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii)  the approval by the Shareholders of this Agreement, and the consummation of the transactions contemplated hereby, by the Required WTSB Vote; (iii) the incumbency and true signatures of those officers of WTSB duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which WTSB is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of WTSB; and (iv) a true and correct list of the record holders of shares of WTSB Stock as of the Closing Date;

(f)           a certificate duly executed by an executive officer of WTSB, acting solely in his capacity as an executive officer of WTSB, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 10.01, Section 10.02 and Section 10.06;

(g)          prior to the Effective Time, WTSB shall have caused the Articles of Association of WTSB to be amended to remove Article Seventh therein;

(h)          as of the Effective Time, WTSB shall have terminated those certain Stock Restriction Agreements, dated as of or about June 30, 2014, by and among WTSB and the Shareholders;

(i)          as of the Effective Time (i) all Employee Plans (as defined in Section 4.31) required to be terminated by SPFI in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, ERISA, and all other applicable Laws and that all affected participants have been notified of such terminations to the extent such notice is required by applicable Laws, and (ii) WTSB shall have provided evidence reasonably satisfactory to SPFI of (i) of this subsection;

(j)           all consents and approvals listed on Schedule 4.13 of the Disclosure Schedules;

(k)          supplemental disclosure schedules as required by Section 6.12 and the Closing Date; and

(l)           all other documents required to be delivered to SPFI by WTSB under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by SPFI or its counsel.

Section 10.04       Government Approvals.  SPFI and/or City Bank shall have received the Required Approvals from all applicable Governmental Authorities, including the FDIC and the TDB, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.  Such Required Approvals shall not have imposed any material adverse requirement upon SPFI or its Subsidiaries, which, in the reasonable judgment of SPFI, would, or could reasonably be expected to: (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of SPFI, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; (ii) require any Person other than SPFI to be deemed a financial holding company or a bank holding company under the BHC Act with respect to City Bank or WTSB; (iii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of SPFI or any of its Subsidiaries; (iv) require any Person other than SPFI to guaranty, support or maintain the capital of City Bank or WTSB at or after the Effective Time; or (v) cause any Person other than SPFI to be deemed to control City Bank or WTSB.

Section 10.05      No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of WTSB or SPFI, (c) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change to WTSB, City Bank or SPFI, or (e) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or would reasonably be expected to subject SPFI or any of its Subsidiaries, or any officer, director, shareholder or employee of SPFI or any of its Subsidiaries, to criminal or civil liability.  No Proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 10.06       No Material Adverse Change.  There shall have been no Material Adverse Change to WTSB since March 31, 2019.

Section 10.07       Minimum Adjusted Tangible Equity.  The Final Adjusted Tangible Equity shall not be less than the Minimum Equity Capital.

Section 10.08       Minimum Allowance Amount.  As of the Closing Date, the ALLL of WTSB shall be at least the Minimum Allowance Amount.

Section 10.09       Shareholder Approvals.  The Shareholders shall have approved and adopted this Agreement and the transactions contemplated hereby by the Requisite WTSB Vote.  The holders of no more than five percent (5%) of the WTSB Stock shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.

Section 10.10       Ancillary Agreements.

(a)          Each of the Director Support Agreements shall be and remain in full force and effect as of the Closing Date.

(b)          The Voting Agreement shall be and remain in full force and effect as of the Closing Date.

(c)          Each of the Offer Letters and Restrictive Covenant Agreements executed by the WTSB Employees listed on Schedule 10.10(c) of the Disclosure Schedules, in each case, shall be and remain in full force and effect as of the Closing Date.

(d)          Each director of WTSB shall have entered into an agreement in the form attached hereto as Exhibit C, releasing WTSB from any and all claims by such director (collectively, the “Director Releases”), and such Director Releases shall be and remain in full force and effect as of the Closing Date.

(e)          Each of the officers of WTSB listed on Schedule 10.10(e) of the Disclosure Schedules shall have entered into an agreement in the form attached hereto as Exhibit C, releasing WTSB from any and all claims by such officer (collectively, the “Officer Releases”), and such Officer Releases shall be and remain in full force and effect as of the Closing Date.

(f)          Each of the WTSB Employees listed on Schedule 10.10(f) of the Disclosure Schedules shall have entered into a Retention Agreement in form and substance reasonably satisfactory to SPFI (the “Retention Agreements”), providing for lump sum cash payments payable upon Closing and a general release of claims in favor of WTSB, City Bank and SPFI.

(g)          The WTSB Employees listed on Schedule 10.10(g) of the Disclosure Schedules shall have entered into a consulting agreement in a form reasonably satisfactory to SPFI and such agreement shall be and remain in full force and effect as of the Closing Date.

Section 10.11       Terminated Contracts.  SPFI shall have received evidence, in form and substance reasonably satisfactory to SPFI, that WTSB has accrued any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each of the Terminated Contracts on or before the Calculation Date and that such accrual has been properly reflected in the calculation of Transaction Expenses as contemplated by Section 3.01(b)(i).

Section 10.12      Tax Opinion.  SPFI shall have received the written opinion of a third party mutually agreed upon by SPFI, City Bank and WTSB, in form and substance reasonably satisfactory to SPFI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that at all times since the S Election Date, WTSB has continually been, and as of the Closing Date will be, a valid S Corporation within the meaning of Section 1361 and 1362 of the Code. The costs and expenses of obtaining such opinion shall be shared equally by SPFI and/or its Subsidiaries and the Tax Representative (on behalf of the Shareholders); provided, however, that SPFI and/or its Subsidiaries shall only be obligated to pay up to a maximum of $15,000 of such costs and expenses and any amount of such costs.

Section 10.13       FIRPTA Certificate.  WTSB shall have delivered to SPFI a duly executed certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the shares of WTSB Stock do not constitute “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by SPFI or City Bank with the IRS following the Closing) in accordance with Treasury Regulations Section 1.897-2(h)(2).

ARTICLE XI
TERMINATION AND ABANDONMENT

Section 11.01       Right of Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders:

(a)          by mutual consent of SPFI and WTSB in a written instrument, if the boards of directors of each so determines by a vote of a majority of the members of its entire board; or

(b)          by either the SPFI Board or the WTSB Board if:

(i)         any Governmental Authority that must grant a Required Approval has denied approval of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Required Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(ii)         as long as the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein, if the Merger shall not have been consummated on or before January 31, 2020 (the “Termination Date”); provided, however, that if the Merger has not been consummated on or before the Termination Date because a Required Approval has not been received from a Governmental Authority, then such date may be extended by either party without the consent of the other parties to this Agreement for a period not to exceed ninety (90) calendar days; provided, further, that such Termination Date or extension thereof may also be extended to such later date as agreed upon by the parties hereto; provided, further, that the right to terminate this Agreement under this Section 11.01(b)(ii) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before the Termination Date; or

(iii)       as long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of WTSB, in the case of a termination by SPFI, or SPFI, in the case of a termination by WTSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Article X, in the case of a termination by SPFI, or Article VIII, in the case of a termination by WTSB, and which is not cured within thirty (30) calendar days following written notice to WTSB, in the case of a termination by SPFI, or SPFI, in the case of a termination by WTSB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(c)          by SPFI:

(i)           if the WTSB Board shall have (i) failed to include the WTSB Board Recommendation in the Proxy Statement that the Shareholders adopt this Agreement, or withdrawn, modified or qualified such WTSB Board Recommendation in a manner adverse to the consummation of the Merger, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after SPFI requests in writing that such action be taken, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.03 or Section 6.04 in any material respect adverse to the consummation of the Merger; or

(ii)         if WTSB shall have failed to obtain the Requisite WTSB Vote at the duly convened WTSB Meeting or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement and the transactions contemplated hereby was taken; or

(d)          by SPFI in accordance with Section 6.11(c); or

(e)          by WTSB if, prior to the approval and adoption of this Agreement and the transactions contemplated hereby by the Requisite WTSB Vote, WTSB has received a Superior Proposal and has complied with its obligations under Section 6.03 and Section 6.04 of this Agreement; provided, that SPFI fails to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

Section 11.02       Notice of Termination.  The power of termination provided for by Section 11.01 may be exercised only by a notice given in writing, as provided for in Section 13.06.

Section 11.03       Effect of Termination.

(a)          In the event of termination of this Agreement by either SPFI or WTSB as provided in Section 11.01, this Agreement shall forthwith become void and have no effect, and none of SPFI, WTSB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 11.03, Article XII, and Article XIII shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither SPFI nor WTSB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)          In the event that this Agreement is terminated by SPFI pursuant to Section 11.01(b)(ii) if, at the time of termination, (i) the WTSB Meeting has not occurred, (ii) there has been an Acquisition Proposal at any time prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, WTSB enters into a definitive agreement with the party or parties that made any Acquisition Proposal, then, WTSB shall, on the date of entry into a definitive agreement with respect to such Acquisition Proposal, pay SPFI, by wire transfer of same day funds, a fee equal to $3,064,000 (the “Termination Fee”).

(c)         In the event that this Agreement is terminated by SPFI pursuant to Section 11.01(c) if at the time of the failure of the Shareholders to approve and adopt this Agreement and the transactions contemplated hereby there shall exist an Acquisition Proposal, then WTSB shall pay SPFI, by wire transfer of same day funds, the Termination Fee within two (2) Business Days of receipt of such written notice of termination from SPFI.

(d)         In the event that this Agreement is terminated by WTSB pursuant to Section 11.01(e), then WTSB shall pay SPFI, by wire transfer of same day funds, the Termination Fee, within two (2) Business Days of receipt of such written notice of termination from WTSB.

(e)         Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 11.01, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.

(f)         Each of SPFI and WTSB acknowledges that the agreements contained in this Section 11.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if WTSB fails promptly to pay the amount due pursuant to this Section 11.03, and, in order to obtain such payment, the SPFI commences a suit which results in a judgment against WTSB for the Termination Fee, such non-paying party shall pay the costs and expenses of SPFI (including attorneys’ fees and expenses) in connection with such suit.  In addition, if WTSB fails to pay the amounts payable pursuant to this Section 11.03, then WTSB shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported by Bloomberg Financial, LP or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE XII
CONFIDENTIAL INFORMATION

Section 12.01      Confidentiality.  Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating the contemplated transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such Persons to treat such Subject Information confidentially); (b) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by Law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (c) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient.  For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives, using the Subject Information, directly or indirectly, to (y) call on, service or solicit customers of the Disclosing Party, or (z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

Section 12.02       Securities Law Concerns.  Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 12.03      Return of Subject Information.  If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority.  In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XIII
MISCELLANEOUS

Section 13.01      Nonsurvival of Representations and Warranties.  The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.  Nothing in this Section 13.01 shall limit or otherwise affect the remedies available to SPFI or WTSB, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation or willful misconduct by WTSB or SPFI, respectively.

Section 13.02      Expenses.  Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 13.03       Brokerage Fees and Commissions.  WTSB shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of SPFI or City Bank, and SPFI hereby agrees to indemnify and hold harmless WTSB for any amounts owed to any agent, representative or broker of SPFI or City Bank.  SPFI and City Bank shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of WTSB and WTSB hereby agrees to indemnify and hold harmless SPFI and City Bank for any amounts owed to any agent, representative or broker of WTSB.

Section 13.04       Entire Agreement.  This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.05       Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of Law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13.06      Notices.  All notices and other communications hereunder by any party hereto to any other party shall be in writing and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

If to WTSB:

West Texas State Bank 1501 West University Boulevard Odessa, Texas 79764 Attention: R. Jay Phillips Email: rjayphillips@wtstatebk.com with a copy (which shall not constitute notice) to:

Alston & Bird LLP 2200 Ross Avenue, Suite 2300 Dallas, Texas 75201 Attention: Sanford M. Brown Facsimile: (214) 922-3899 Email: sanford.brown@alston.com

If to SPFI or City Bank:

South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attention: Curtis C. Griffith
Email: cgriffith@city.bank

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention: Heather A. Eastep
Facsimile: (202) 778-2201
Email: heastep@huntonak.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 13.07      Governing Law; Venue.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  IF THERE IS A DISPUTE RELATED TO OR ARISING FROM THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN LUBBOCK COUNTY, TEXAS.

Section 13.08      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08.

Section 13.09      Counterparts; Electronic Transmission.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.  An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 13.10       Additional Definitions.

(a)          “Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b)          “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by SPFI) contemplating or otherwise relating to any Acquisition Transaction.

(c)          “Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which WTSB is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of WTSB or (iii) in which WTSB issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of WTSB; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of WTSB.

(d)         “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(e)          “Disclosing Party” means the party furnishing the Subject Information, including (i) all Persons related to or affiliated in any way with such party, and (ii) any Affiliate of such party.

(f)          “Environmental Laws” means any applicable Laws, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

(g)          “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

(h)          “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the Ordinary Course of Business of WTSB in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(i)          “Investment Securities” means a security held by WTSB and reflected as an asset of WTSB in accordance with GAAP or RAP.

(j)          “Knowledge” means the knowledge of executive officers of SPFI, WTSB or any of their respective Subsidiaries, as and if applicable, with respect to a particular matter, after reasonable inquiry or that would be reasonably expected to come to the attention of such executive officer in the course of his or her duties with WTSB, SPFI or their respective Subsidiaries as and if applicable.

(k)          “Law” means any federal, state, local, municipal or foreign statute, law, administrative order, constitution, ordinance, permit, treaty, judgment, decree, principles of common law, rule or regulation.

(l)          “Material Adverse Change” means any (x) material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations or (y) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger; other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the Execution Date in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from, acts of terrorism or war, or (vi) changes resulting from actions and omissions of SPFI, City Bank or WTSB taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

(m)          “Ordinary Course of Business” means the ordinary course of business of WTSB consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

(n)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

(o)          “Property” or “Properties” means all real property owned or leased by WTSB, including properties that WTSB has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(p)          “Recipient” means the party receiving the Subject Information, including (i) all Persons related to or affiliated in any way with such party, and (ii) any Affiliate of such party.

(q)          “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

(r)          “Representative” means all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party or any of their respective Subsidiaries, as the case may be.

(s)          “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party; provided, however, the term “Subject Information” shall not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

(t)          “Subsidiary” means, when used with reference to any entity, (i) any entity, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or (ii) any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

(u)          “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than SPFI that the WTSB Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to the Shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by SPFI to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

(v)          “Tax” and “Taxes” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, abandonment, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(w)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

Section 13.11       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 13.12       Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 13.13       Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors or assigns.

Section 13.14       Disclosure Schedules.

(a)        Prior to or simultaneous with the execution of this Agreement, WTSB delivered to SPFI the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto).  Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.12, as of such date delivered.  Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Change.

(b)          For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules.  Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

Section 13.15     Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person.  Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.  Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the Persons entitled to the benefits of the covenants contained in Section 7.05 are third-party beneficiaries solely with respect to such sections.  No party to this Agreement shall assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party.  Any assignment made or attempted in violation of this Section 13.15 shall be void and of no effect.

Section 13.16       Public Disclosure.  None of SPFI, City Bank or WTSB will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement.  Notwithstanding the foregoing, SPFI and WTSB, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Laws or that may be necessary to obtain the Required Approvals for the transactions contemplated hereby.

Section 13.17       Extension; Waiver.  At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 13.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 13.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 13.18       Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the Shareholders; but after the approval of this Agreement by the Shareholders, there shall not be, without the further approval of the Shareholders, any amendment of this Agreement that decreases the consideration to be paid for the shares of WTSB Stock pursuant to Section 2.01(c) that materially and adversely affects the rights of the Shareholders hereunder.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SOUTH PLAINS FINANCIAL, INC.

By:	/s/ Curtis C. Griffith
Name:	Curtis C. Griffith
Title:	Chairman and Chief Executive Officer

SPFI MERGER SUB, INC.

By:	/s/ Curtis C. Griffith
Name:	Curtis C. Griffith
Title:	President and Chief Executive Officer

CITY BANK

By:	/s/ Cory T. Newsom
Name:	Cory T. Newsom
Title:	President & Chief Executive Officer

WEST TEXAS STATE BANK

By:	/s/ R. Jay Phillips
Name:	R. Jay Phillips
Title:	Chairman & Chief Executive Officer